Exhibit 10.1

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                                                              EXECUTION COPY

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                           ASSET PURCHASE AGREEMENT

                                by and between

                          RCN Telecom Services, Inc.

                                   as Seller

                                      and

                             Susquehanna Cable Co.

                                 as Purchaser

Dated as of July 10, 2003

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
                               TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS........................................................................................1

           Section 1.1         Definitions...........................................................................1
           Section 1.2         Interpretation.......................................................................12

ARTICLE II SALE AND PURCHASE OF ASSETS..............................................................................13

           Section 2.1         Transfer of Assets...................................................................13
           Section 2.2         Assumed Liabilities..................................................................15
           Section 2.3         Purchase Price. Subject to adjustments set forth in this Section 2.3, the purchase price is $120,000,000...................................................16

           Section 2.4         Post-Closing Adjustment..............................................................17
           Section 2.5         Purchase Price Allocation............................................................18
           Section 2.6         Closing; Deliveries by the Parties...................................................18
           Section 2.7         Nonassignable Assets.................................................................19
           Section 2.8         No Licenses..........................................................................20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER................................................................20

           Section 3.1         Organization.........................................................................20
           Section 3.2         Authority............................................................................20
           Section 3.3         No Conflict; Required Filings and Consents...........................................21
           Section 3.4         Compliance With Law..................................................................21
           Section 3.5         Financial Information................................................................22
           Section 3.6         Absence of Certain Changes or Events.................................................22
           Section 3.7         Title to Assets; Sufficiency of Conveyed Assets......................................23
           Section 3.8         Material Assumed Contracts...........................................................23
           Section 3.9         Real Property........................................................................24
           Section 3.10        Licenses.............................................................................25
           Section 3.11        Environmental Matters................................................................26
           Section 3.12        Taxes................................................................................27
           Section 3.13        Employee Matters.....................................................................27
           Section 3.14        Litigation...........................................................................28
           Section 3.15        Brokers..............................................................................28
           Section 3.16        System Data..........................................................................29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER..............................................................30

           Section 4.1         Organization.........................................................................30
           Section 4.2         Authority............................................................................30
           Section 4.3         No Conflict; Required Filings and Consents...........................................31
           Section 4.4         Litigation...........................................................................31
           Section 4.5         Financing............................................................................31
           Section 4.6         Brokers..............................................................................32
           Section 4.7         Investigation by Purchaser...........................................................32
           Section 4.8         Purchaser Qualifications.............................................................32

ARTICLE V COVENANTS.................................................................................................32

           Section 5.1         Conduct of the Business..............................................................32
           Section 5.2         Access to Information; Confidentiality; Cooperation..................................33
           Section 5.3         Appropriate Action; Consents; Filings................................................35
           Section 5.4         Further Assurances...................................................................38
           Section 5.5         Tax Matters..........................................................................38
           Section 5.6         Publicity............................................................................39
           Section 5.7         Certain Provisions Relating to the Transfer..........................................39
           Section 5.8         Transferred Employees................................................................40
           Section 5.9         Use of Seller's Trademarks and Logos.................................................41
           Section 5.10        Contacts with Employees..............................................................42
           Section 5.11        Use of Intellectual Property.........................................................42
           Section 5.12        Upgrade..............................................................................42
           Section 5.13        1031 Exchange........................................................................43
           Section 5.14        Covenant Not to Compete..............................................................43
           Section 5.15        Transfer of Voice Subscribers and Related Assets.....................................44
           Section 5.16        Certain Environmental Matters........................................................44

ARTICLE VI CONDITIONS...............................................................................................45

           Section 6.1         Conditions to Each Party's Obligations...............................................45
           Section 6.2         Conditions to Obligations of Purchaser...............................................45
           Section 6.3         Conditions to Obligations of Seller..................................................46

ARTICLE VII TERMINATION AND AMENDMENT...............................................................................47

           Section 7.1         Termination..........................................................................47
           Section 7.2         Effect of Termination................................................................48
           Section 7.3         Amendment............................................................................49
           Section 7.4         Extension; Waiver....................................................................49
           Section 7.5         Termination Payment..................................................................49

ARTICLE VIII SURVIVAL; INDEMNIFICATION..............................................................................49

           Section 8.1         Survival Period......................................................................49
           Section 8.2         Indemnification......................................................................50
           Section 8.3         Indemnification Procedures...........................................................50
           Section 8.4         Limitation of Liability..............................................................52
           Section 8.5         Other Matters........................................................................53

ARTICLE IX MISCELLANEOUS............................................................................................54

           Section 9.1         Notices..............................................................................54
           Section 9.2         Descriptive Headings.................................................................56
           Section 9.3         Counterparts.........................................................................56
           Section 9.4         Entire Agreement.....................................................................56
           Section 9.5         Fees and Expenses....................................................................56
           Section 9.6         Governing Law........................................................................56
           Section 9.7         WAIVER OF JURY TRIAL.................................................................56
           Section 9.8         Assignment...........................................................................56
           Section 9.9         Parties in Interest..................................................................57
           Section 9.10        Interpretation.......................................................................57
           Section 9.11        Severability.........................................................................57
           Section 9.12        Payments.............................................................................57
           Section 9.13        Bulk Sales Laws......................................................................57
           Section 9.14        Disclosure...........................................................................57
           Section 9.15        Waiver...............................................................................58
           Section 9.16        Specific Performance.................................................................58
           Section 9.17        Disclosure of Tax Treatment..........................................................58


EXHIBITS

Exhibit A -          Form of Bill of Sale
Exhibit B -          Form of Assignment and Assumption Agreement
Exhibit C -          Form of Transition Services Agreement
Exhibit D -          [Omitted]
Exhibit E -          Purchase Price Escrow Agreement
Exhibit F -          Form of Indemnification Escrow Agreement

Exhibit G -          [Omitted]
Exhibit H -          Form of Assignment and Assumption of Lease
Exhibit I1 -         Form of Opinion of Seller's Outside Counsel
Exhibit I2 -         Form of Opinion of Seller's In House Counsel
Exhibit J -          Form of Regulatory Opinion


                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 10th day of July, 2003, by and between RCN Telecom Services, Inc., a Pennsylvania corporation ("Seller") and Susquehanna Cable Co., a Pennsylvania corporation ("Purchaser").


                             W I T N E S S E T H:

                  WHEREAS, Seller is engaged in the business of providing cable services (including revenue generating activities related to cable services such as advertising), analog and digital multichannel video programming, high speed data services, and local and long distance voice services in the Territory;

                     WHEREAS, Purchaser has agreed to acquire from Seller, and Seller has agreed to sell to Purchaser, the Conveyed Assets on the terms and subject to the conditions set forth herein; and

                     WHEREAS, Purchaser has agreed to assume the Assumed Liabilities on the terms and subject to the conditions set forth herein.

                     NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                  ARTICLE I

                              CERTAIN DEFINITIONS

                  Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "Accounts Receivable" shall mean all accounts receivable and notes receivable of Seller outstanding as of the Closing Date which represent amounts owed to Seller (i) by current or former subscribers to any of the services provided by the Business, including, but not limited to, individual subscribers (including Video Subscribers and voice and data customers) and obligors on bulk service accounts, (ii) with respect to advertising sales (national, regional and local) related to the System, (iii) with respect to tower rentals related to the System, and (iv) with respect to any other activities exclusively related to the System.

                  "Adjustment Certificate" shall have the meaning ascribed to it in Section 2.3(b).

                  "Affiliate" of a specified Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                  "Agreement" shall have the meaning ascribed to it in the preamble hereto.

                  "Appraisal" shall have the meaning ascribed to it in Section 2.5.

                  "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement in substantially the form of Exhibit B hereto.

                  "Assumed Contracts" shall mean all (i) Right of Entry Agreements, (ii) subscription Contracts with subscribers to any of the services provided by the Business, (iii) Real Property Leases with respect to which Seller is a party, (iv) Contracts listed on Section 3.8(a) of the Seller Disclosure Schedule, (v) other Contracts to which Seller is a party, which relate exclusively to the conduct of the Business and which in the aggregate do not require payments by Seller in excess of $250,000 annually (not including any payments by Seller resulting or arising from Seller's breach or failure to comply with the terms of any such Contract, indemnification obligations, early termination penalties or similar payments), and (v) comparable Contracts entered into by Seller from the date hereof to the Closing Date in accordance with the terms of this Agreement; provided, that Assumed Contracts shall not be deemed to include any Excluded Contracts.

                  "Assumed Liabilities" shall have the meaning ascribed to it in Section 2.2(a).

                  "Bill of Sale" shall mean the Bill of Sale in substantially the form of Exhibit A hereto.

                  "Basic Services" shall mean the level of video programming services that includes those video services identified as limited basic services on Section 1.1(a) of the Seller Disclosure Schedule.

                  "Books and Records" shall mean all files, documents, instruments, papers, books and records of Seller used exclusively in the conduct of the Business (excluding any personnel records of Employees who do not consent to the transfer of such records to Purchaser or which Seller is prohibited from disclosing under applicable Law), including customer lists and account records, computer files, operating data and plans and system design prints with respect to the System, in electronic and/or paper form.

                  "Business" shall mean the business currently operated by Seller of providing cable services (including revenue generating activities related to cable services such as advertising), including analog and digital multichannel video programming and high speed data services, by means of the System and local voice and long distance voice services, in each case within the Territory; provided, that "Business" shall not be deemed to include any Excluded Asset or Excluded Liability.

                  "Business Day" shall mean any day on which banks are not required or authorized to close in New York, New York.

                  "Claim" shall have the meaning ascribed to it in Section
8.3(a).

                  "Claim Notice" shall have the meaning ascribed to it in
Section 8.3(a).

                  "Closing" shall have the meaning ascribed to it in Section 2.6(a).

                  "Closing Date" shall have the meaning ascribed to it in
Section 2.6(a).

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Communications Act" shall mean the Communications Act of 1934, as amended, inter alia, by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996; the Copyright Act of 1976 and all rules and regulations of the FCC and the Copyright Office, as such statutes and rules and regulations may be amended from time to time.

                  "Contract" means any written agreement, arrangement, understanding, lease or instrument or other contractual or similar arrangement.

                  "control" (including the terms "controlled by" and "under common control with") means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

                  "Conveyed Assets" shall have the meaning ascribed to it in
Section 2.1(a).

                  "Customer Deposits" means deposits for equipment located on the premises of subscribers to the Business.

                  "Designated Employee" shall have the meaning ascribed to it in Section 5.8(a).

                  "Dial-Up Network" shall mean the network and related assets used by Seller to provide dial-up Internet services in the Territory.

                  "Employees" shall have the meaning ascribed to it in Section 3.13(a).

                  "Environmental Laws" means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation, remediation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, pollution or contamination.

                  "Equipment" means all towers, tower equipment, antennae, electronic devices, decoders, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber devices (including outdoor drop lines, converters, encoders, cable modems, remote control devices, subscriber equipment transformers behind television sets and fittings), headend and hub site hardware (including origination, earth stations, transmission and distribution system), closed circuit devices, telephone equipment, test equipment, office equipment, vehicles and other tangible personal property owned, leased, used or held either within the Territory to conduct the Business, or outside the Territory exclusively to conduct the Business; provided, that, Equipment shall not include (x) Inventory, (y) any equipment used by Seller (whether within or outside of the Territory) (i) in connection with the billing of customers of the Business, other than customer service terminals located within the Territory, (ii) in connection with the provision of customer care service to customers of the Business, all of which is permanently located outside the Territory, (iii) with respect to the Dial-Up Network, (iv) with respect to the Voice Switching Network or (z) any equipment or related software used by Seller or any third party in connection with advertisement insertion or the provision of legal, accounting, human resources, financial, administrative or other corporate services to the Business, none of which is located on any parcel of or in any Real Property. The items described in the foregoing clause (y) shall be deemed "Excluded Assets" for purposes of this Agreement.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

                  "ERISA Affiliate" means any entity or trade or business (whether or not incorporated) other than Seller that together with Seller is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

                  "Escrow Agent" shall have the meaning ascribed to it in
Section 2.3(a).

                  "Excluded Assets" shall have the meaning ascribed to it in
Section 2.1(b).

                  "Excluded Contracts" shall mean those Contracts (i) identified on Section 1.1(b) of the Seller Disclosure Schedule, (ii) between Seller and any Person who provides programming in connection with the conduct of the Business, (iii) held or used by Seller with respect to the Dial-Up Network or the Voice Switching Network, including, without limitation, Contracts for the provision of interconnection, emergency assistance (e.g., 911), directory assistance (e.g., 411) and voice feature services, (iv) between Seller and any Person pursuant to which such Person provides customer services to customers of the Business, services relating to the billing of customers of the Business or accounting, legal, accounting, human resources, financial, administrative or other corporate services with respect to the Business, (v) between Seller and any Person who supplies materials, goods or equipment used in the conduct of the Business or provides marketing or other similar services to the Business, except for such Contracts that relate exclusively to the conduct of the Business, (vi) that are certification documents issued by a Governmental Entity relating to Seller's authorization to operate in the local or long-distance telephone business.

                  "Excluded Liabilities" shall have the meaning ascribed to it in Section 2.2(b).

                  "Expanded Basic Services" shall mean any video programming provided over a cable television system, regardless of service tier other than Basic Services, any new product tier and video programming offered on a per channel or per program basis.

                  "FCC" shall mean the Federal Communications Commission.

                  "Financial Information" shall have the meaning ascribed to it in Section 3.5.

                  "Governmental Entity" shall mean (i) the United States of America, (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

                  "Hazardous Materials" means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

                  "High Speed Subscribers" shall mean those subscribers of internet access services by way of cable modem over the System's hybrid fiber coaxial cable plant.

                  "Historical Financial Information" shall have the meaning ascribed to it in Section 3.5.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "Indemnification Escrow Agreement" shall have the meaning ascribed to it in Section 2.3(b).

                  "Indemnification Escrow Amount" shall have the meaning ascribed to it in Section 2.3(b) hereof.

                  "Indemnification Escrow Fund" shall have the meaning ascribed to it in Section 8.5(d) hereof.

                  "Indemnified Party" shall have the meaning ascribed to it in
Section 8.3(a).

                  "Indemnifying Party" shall have the meaning ascribed to it in Section 8.3(a).

                  "Intellectual Property" shall mean trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents, copyrights (including registrations and applications for any of the foregoing); Software; confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies.

                  "Inventory" shall mean all of the parts, equipment and materials inventories maintained by Seller as of the Closing Date located within the Territory and used or maintained for use in connection with the Business.

                  "IRS" shall mean the Internal Revenue Service.

                  "knowledge" of any Person that is not an individual means, with respect to any specific matter, the actual knowledge, after due inquiry, of such Person's executive officers and any other officer having responsibility for such matter.

                  "Law" means any foreign or domestic law, statute, code, regulation, order, judgment, writ, injunction or decree.

                  "Leased Real Property" shall have the meaning ascribed to it in Section 3.9(a).

                  "LFA Consent" shall mean with respect to each local franchising authority within the Territory any consent to the transfer of applicable Licenses from Seller to Purchaser which is required by applicable Law. The LFA Consents are listed in Section 3.3(b)(ii) of the Seller Disclosure Schedule.

                  "Licenses" shall mean all franchises, franchise applications (if any), ordinances, approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, qualifications, variances or other forms of permission, consent or authority issued by a Governmental Entity and required for use or used by Seller exclusively to conduct the Business.

                  "Lien" shall mean any lien, security interest, pledge, mortgage, encumbrance, or hypothecation.

                  "Losses" shall have the meaning ascribed to it in Section 8.2(a).

                  "Material Adverse Effect" means any change, event, circumstance or occurrence that is materially adverse to the operation or financial condition of the Business, other than any change, event, circumstance or occurrence (i) relating to any general national, international or regional economic or financial conditions, (ii) nationally affecting the multi channel video programming distribution, high speed data or local or long distance voice services industries generally, or attributable to the provision of services in competition with the provision of multi channel video programming, high speed data services or local or long distance voice services, (iii) due to, resulting from or otherwise attributable to the public announcement of the transactions contemplated by this Agreement or the identity of Purchaser, the pendency of this Agreement or the transactions contemplated hereby, (iv) due to, resulting from or otherwise attributable to competition within the multi-channel video programming, high speed data or local or long distance industries, (v) due to, resulting from or otherwise attributable to any violation of the terms of this Agreement by Purchaser, or
(vi) relating to the Excluded Liabilities or Excluded Assets.

                  "Material Contract Consents" shall have the meaning ascribed to it in Section 6.2(f).

                  "Nonassignable Assets" shall have the meaning ascribed to it in Section 2.7.

                  "Non-Disclosure Agreement" shall have the meaning ascribed to it in Section 5.2(b).

                  "NYSPSC" shall have the meaning ascribed to it in the definition of Public Service Commission Consent.

                  "Outside Date" shall have the meaning ascribed to it in
Section 7.1(b).

                  "Owned Real Property" shall have the meaning ascribed to it in Section 3.9(a).

                  "Permitted Liens" shall mean, collectively: (i) Liens for Taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings; (ii) mechanics', warehousemens', materialmens', contractors', workmens', repairmens', carriers' and other similar Liens incurred in the ordinary course of business, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations which in the aggregate are not material; (iv) Liens identified on Section 3.9(a)(iv) of the Seller Disclosure Schedule; and (v) easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights; conditions, covenants or other restrictions; and easements for streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any Real Property which in the case of each of the foregoing does not and will not materially interfere with the operation or use or impair the marketability or market value of any of the affected Real Property.

                  "Person" shall mean any individual, group, corporation, partnership or other organization or entity.

                  "Post-Closing Adjustment" shall have the meaning ascribed to it in Section 2.4(b).

                  "Post-Closing Tax Period" shall have the meaning ascribed to it in Section 5.5(a).

                  "Prepaid Expenses" means all expenses of the Business, other than Prepaid Rent and ROE Advances, prepaid by Seller on or prior to the Closing Date that correspond to a period after the Closing Date.

                  "Prepaid Rent" means any rent prepaid by Seller on or prior to the Closing Date under any lease or rental agreement which is an Assumed Contract and which corresponds to a period after the Closing Date.

                  "Pre-Closing Tax Period" shall have the meaning ascribed to it in Section 5.5(a).

                  "Proration Payment Amount" shall mean an amount equal to:
(i) the sum of (x) Prepaid Rent, Prepaid Expenses and ROE Advances and (y) 98.5% of Accounts Receivable that are not more than sixty (60) days past due, minus (ii) the aggregate amount of cash revenues received by Seller prior to the Closing Date and attributable to services to be provided to subscribers or other obligations to be performed by Purchaser following the Closing Date (other than prepaid launch fees), minus (iii) the aggregate amount of Customer Deposits, accounts payable and accrued expenses attributable to benefits received with respect to the Business in the period prior to the Closing Date and, in each case, which are included in Assumed Liabilities, which amounts shall be calculated in accordance with generally accepted accounting principles.

                  "Public Service Commission Consent" shall mean the approval of the New York State Public Service Commission ("NYSPSC") with respect to (i) the transfer from Seller to Purchaser of franchise agreements between Seller and local franchising authorities within the Territory and (ii) any other consent, approval, authorization or permit of, or filing with or notification to, the NYSPSC required to be obtained or made by Seller to transfer Voice Subscribers to Purchaser.

                  "Purchase Price" shall have the meaning ascribed to it in
Section 2.3(b).

                  "Purchase Price Escrow Agreement" shall mean the Purchase Price Escrow Agreement in substantially the Form of Exhibit E hereto.

                  "Purchase Price Escrow Amount" shall have the meaning ascribed to it in Section 2.3(a).

                  "Purchase Price Escrow Payment" shall have the meaning ascribed to it in Section 2.3(a).

                  "Purchaser" shall have the meaning ascribed to it in the preamble hereto.

                  "Purchaser Indemnified Parties" shall have the meaning ascribed to it in Section 8.2(a).

                  "Rate(s)" shall mean the monthly service charges published or quoted for video and high-speed internet and published for voice services related to the Business, as set forth and described on Section 3.16 of the Seller Disclosure Schedule.

                  "Real Property" shall have the meaning ascribed to it in
Section 3.9(a).

                  "Real Property Leases" shall have the meaning ascribed to it in Section 3.9(a).

                  "Related Instruments" shall mean the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement and the Assignment and Assumption of Lease Agreements.

                  "Release" shall mean any release, spill, emission, leaking, pumping, dumping, injection, deposit, disposal, discharge, dispersal or leaching of Hazardous Materials into the environment.

                  "Required Consents" shall have the meaning ascribed to it in
Section 3.3(b).

                  "Retained Information" shall mean any and all books and records prepared and maintained by Seller in connection with the Business (i) to the extent that such books and records do not relate exclusively to the Business, (ii) relating to litigation existing prior to the Closing Date that is not an Assumed Liability or (iii) relating primarily to Excluded Assets or Excluded Liabilities.

                  "Right of Entry Agreements" means those right of entry agreements relating to the Business between Seller and owners of multiple dwelling units within the Territory.

                  "ROE Advances" means all amounts paid by Seller on or prior to the Closing Date in respect of Right of Entry Agreements that represent advances or payments of any revenue sharing amounts required under the Right of Entry Agreements and which correspond to amounts payable with respect to any period after the Closing Date.

                  "Seller" shall have the meaning ascribed to it in the preamble hereto.

                  "Seller Benefit Plan" shall have the meaning ascribed to it in Section 3.13(b).

                  "Seller Disclosure Schedule" shall mean the disclosure schedule delivered by Seller to Purchaser in connection with the execution of this Agreement.

                  "Seller Indemnified Parties" shall have the meaning ascribed to it in Section 8.2(b).

                  "Seller's Trademarks and Logos" shall have the meaning ascribed to it in Section 5.9.

                  "Sell-Off Period" shall have the meaning ascribed to it in
Section 5.9.

                  "Software" shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Internet site.

                  "Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity, or with respect to which such Person has the power to direct the business and policies.

                  "Survival Period" shall have the meaning ascribed to it in
Section 8.1.

                  "System" shall mean the complete cable services and distribution system operated in the conduct of the Business, consisting of, among other things, one headend, subscriber drops and associated electronic and other equipment, and which is, or is capable of being, operated as an independent system without interconnections to other systems. Any systems which are interconnected or which are served in whole or in part by a common headend (not including the Voice Switching Network) will be considered a single System.

                  "Target Video Subscriber Number" shall mean (i) 30,396 if the Video Subscriber Number is greater than 30,396, and (ii) 29,204 if the Video Subscriber Number is less than 29,204.

                  "Tax Return" shall mean any report, declaration, statement, return or other information filed in respect of Taxes, and any claims for refund of Taxes, including any amendments or supplements to any of the foregoing, with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Business.

                  "Taxes" shall mean any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not), any transferee or secondary liability in respect of tax (whether imposed by Law, Contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

                  "Territory" shall mean the geographic areas indicated by the franchised communities and corresponding community unit identification numbers set forth on Section 1.1(c) of the Seller Disclosure Schedule.

                  "Transferred Employees" shall have the meaning ascribed to it in Section 5.8(a).

                  "Transfer Taxes" shall have the meaning ascribed to it in
Section 5.5(c).

                  "Transition Services Agreement" shall mean the Transition Services Agreement in substantially the form of Exhibit C hereto.

                  "2003 Financial Information" shall have the meaning ascribed to it in Section 3.5.

                  "Upgrade Adjustment" shall mean the sum of (A) the product of (i) $9,975, times (ii) the total number of aerial miles required to be upgraded under the Upgrade Commitment, minus the actual number of aerial miles upgraded as of the Closing Date and (B) the product of (i) $18,750, times (ii) the number of underground miles required to be upgraded under the Upgrade Commitment, minus the actual number of underground miles upgraded as of the Closing Date.

                  "Upgrade Commitment" shall mean Seller's obligation to upgrade the System materially in accordance with the specifications and time frames set forth on Section 2.2(a)(v) of the Seller Disclosure Schedule.

                  "Video Subscriber" means an active customer of the Business for at least Basic Services either in a single household, a commercial establishment or in a multi-unit dwelling (including a hotel unit); provided, however, that the number of Video Subscribers in a multi-unit dwelling or commercial establishment that obtains service on a "bulk-rate" basis shall be determined by dividing (a) the gross bulk rate billings for both (i) Basic Services and (ii) Expanded Basic Services (but not billings from a la carte tiers or premium services, installation or other non-recurring charges, converter rental, new product tier or from any outlet or connection other than such customer's first or from any pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such multi-unit dwelling or commercial establishment during the most recent billing period ended prior to the date of calculation (but excluding billings in excess of a single month's charge) by (b) the retail rate charged in that franchise area during that billing period to individual households receiving the same level of services as such "bulk-rate" subscribers (excluding a la carte tiers or premium services, installation or other non-recurring charges, converter rental, new product tier or from any outlet or connection other than the first or from any pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like). For purposes of this definition, an "active customer" shall mean any person, commercial establishment or multi-unit dwelling at any given time that is obligated to pay for and is receiving Basic Services from the System and who has an account that is not more than 60 days past due (except for past due amounts for Basic Services of $10 or less, provided such account is otherwise current). For purposes of this definition, the number of Video Subscribers shall not include ten (10) percent of "active customers" that as of the date of calculation have never paid in full the System's regular basic monthly subscription rate for Basic Services (excluding installation or other non-recurring charges) without discount (other than discounts offered pursuant to selling or marketing campaigns or promotional activities or senior citizens' discounts engaged in by the System in the ordinary course of business, consistent with past practices, and other than bulk accounts paying the contract rate) for at least one month. For purposes of this definition, the number of days past due of a customer account shall be determined from the first day of the period of which the applicable billing relates.

                  "Video Subscriber Adjustment" shall mean the product of (i) the Video Subscriber Value and (ii) (a) if the Video Subscriber Number is greater than 30,396 or less than 29,204, the Target Video Subscriber Number minus the Video Subscriber Number, and (b) in all other cases, zero.

                  "Video Subscriber Number" shall have the meaning ascribed to it in Section 2.3(c).

                  "Video Subscriber Value" shall mean $4,026.85.

                  "Voice Switching Network" means all assets located (i) outside the Territory and used to provide local and long distance voice services of the Business (including without limitation the voice switching center located in Queens, New York and the related distribution network between the voice switching center and the System headend) and (ii) within the Territory as set forth on Section 1.1(d) of the Seller Disclosure Schedule.

                  "Voice Subscribers" shall have the meaning ascribed to it in
Section 5.15.

                  "Voice Transfer Date" shall have the meaning ascribed to it in Section 5.15.

                  Section 1.2 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof;
(b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and (d) the word "including" means "including without limitation."

                                  ARTICLE II

                          SALE AND PURCHASE OF ASSETS

                  Section 2.1 Transfer of Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller's rights, title and interest in and to those assets set forth below, free and clear of all Liens except Permitted Liens, but excluding the Excluded Assets (collectively, the "Conveyed Assets"):

                           (i) the Assumed Contracts;

                           (ii) the Licenses with respect to which Seller is a licensee thereunder and all applications therefor, but only to the extent Seller is permitted to transfer such Licenses and applications;

                           (iii) the Real Property owned, leased or otherwise held by Seller;

                           (iv) the Accounts Receivable;

                           (v) the Inventory;

                           (vi) the Equipment owned or leased by Seller;

                           (vii) the ROE Advances;

                           (viii) Prepaid Rent and Prepaid Expenses;

                           (ix) the Books and Records; and

                           (x) any assets (other than those set forth in the foregoing clauses (i) through (ix)) used or held for use within the Territory in the operation or conduct of the Business or used or held for use outside the Territory exclusively in the conduct of the Business.

                        (b) Notwithstanding anything to the contrary contained in this Agreement, the term "Conveyed Assets" shall not include:

                           (i) any receivables (other than Accounts
         Receivable) cash, cash equivalents, bank deposits or similar cash items of Seller (other than the ROE Advances, Prepaid Rent and Prepaid Expenses), in each case, as of the Closing Date (whether or not reflected on Seller's books and records on such date);

                           (ii) with respect to Assumed Contracts, rights under such Assumed Contracts relating to the performance or non-performance of such Assumed Contracts prior to the Closing Date (other than rights with respect to Accounts Receivable);

                           (iii) Intellectual Property;

                           (iv) any interests in any real estate (other than the Real Property owned or leased by Seller and Assumed Contracts);

                           (v) any rights (including indemnification), interests, claims, recoveries and settlements in connection with litigation involving Seller or its Affiliates against third parties relating to events occurring prior to the Closing Date;

                           (vi) any rights to refunds, credits, rebates, abatements or other refunds of any Taxes with respect to the Conveyed Assets or the Business which relate to any period ending on or prior to the Closing Date or to a Pre-Closing Period;

                           (vii) any insurance policies of Seller or its Affiliates or rights thereunder or proceeds thereof;

                           (viii) any Excluded Contracts;

                           (ix) Customer Deposits;

                           (x) any assets of Seller located outside the Territory that are not used by Seller exclusively in connection with the Business;

                           (xi) all rights of Seller in and to any and all names, trade names, logos, trademarks and services marks used in connection with the Business, including, without limitation, "RCN" and "Resilink", except as provided herein, or in the Transition Services Agreement;

                           (xii) all assets of Seller held or used to operate the Dial-Up Network or the Voice Switching Network; or

                           (xiii) IP addresses issued to Seller by the American Registry for Internet Numbers and used in connection with the conduct of the Business (the rights, properties and assets expressly excluded from "Conveyed Assets" by this Section 2.1(b) are referred to collectively as the "Excluded Assets").

                        (c) Seller shall have the right to retain one copy of all books, records, literature, lists, and any other written or recorded information constituting Conveyed Assets or which otherwise relate to the Business or the Assumed Liabilities (including, without limitation, the Books and Records), in each case for (i) the administration by Seller or its Affiliates of any suit, claim, action, proceeding or investigation relating to the Business, (ii) the administration by Seller or its Affiliates of any regulatory filing or matter or (iii) any other valid legal or business purpose of Seller or its Affiliates.

                  Section 2.2 Assumed Liabilities. (a) In partial consideration of the sale of the Conveyed Assets to Purchaser, Purchaser shall assume from Seller at the Closing only the following liabilities and obligations, and excluding the Excluded Liabilities (collectively, the "Assumed Liabilities"):

                           (i) all obligations and liabilities resulting from the ownership, use, operation or maintenance of the Conveyed Assets, from and after the Closing, or the conduct of the Business arising from and after the Closing;

                           (ii) all liabilities and obligations under the Assumed Contracts related to the period from and after the Closing, plus such liabilities and obligations related to the period prior to the Closing to the extent included in the calculation of the Proration Payment Amount;

                           (iii) the obligations and liabilities being expressly assumed by Purchaser pursuant to this Agreement;

                           (iv) all claims by, and obligations and liabilities relating to, any Transferred Employee relating to services performed from and after the Closing, including any such claims, obligations or liabilities relating to wages, severance payments, bonuses, medical and workers' compensation claims, vacation pay and any other employee benefit plans or arrangements and payroll practices;

                           (v) all liabilities and obligations with respect to the Licenses to the extent such Licenses are Conveyed Assets (including without limitation the Upgrade Commitment);

                           (vi) Seller's defense of the litigation matters set forth on Section 2.2(a)(vi) of the Seller Disclosure Schedule;

                           (vii) any accounts payable incurred as of the Closing (whether or not reflected on Seller's books and records on such date) by Seller in the conduct of the Business prior to the Closing to the extent included in the calculation of the Proration Payment Amount; and

                           (viii) all liabilities and obligations with respect to Customer Deposits.

                        (b) Notwithstanding anything to the contrary contained in this Agreement, the term "Assumed Liabilities" shall not include liabilities and obligations relating to: (i) the Excluded Assets, (ii) with respect to Assumed Contracts, liabilities and obligations under such Assumed Contracts relating to the performance or non-performance of such Assumed Contracts prior to the Closing, (iii) any Seller Benefit Plans, or with respect to the employment, severance or termination of any Employee prior to the Closing Date including severance benefits to any employee who is not hired by the Purchaser; or (iv) any other liability related to the period prior to Closing, other than those included in the calculation of Proration Payment Amount (the liabilities and obligations expressly excluded from "Assumed Liabilities" by this Section 2.2(b) are referred to collectively as the "Excluded Liabilities").

                        (c) From and after the Closing, (i) Purchaser shall be solely and exclusively liable with respect to the Assumed Liabilities and shall pay, honor, perform and discharge promptly when due the Assumed Liabilities, and (ii) Seller shall be solely and exclusively liable with respect to the Excluded Liabilities and shall pay, honor, perform and discharge promptly when due the Excluded Liabilities.

                  Section 2.3 Purchase Price. Subject to adjustments set forth in this Section 2.3, the purchase price is $120,000,000. (a) Upon execution and delivery of this Agreement, Purchaser shall deposit a payment of $10,000,000 (the "Purchase Price Escrow Payment") by wire transfer of immediately available funds in escrow with The Bank of New York (the "Escrow Agent"), to be held by the Escrow Agent in accordance with the terms and conditions of the Purchase Price Escrow Agreement and applied, together with all interest earned thereon from the date of deposit with the Escrow Agent until the Closing Date subject to Section 7.5 (the "Purchase Price Escrow Amount"), as described below.

                        (b) In consideration for the sale of the Conveyed Assets, at the Closing Purchaser shall (i) assume the Assumed Liabilities,
(ii) deliver or cause to be delivered to the Escrow Agent an amount in cash equal to $5,000,000 (the "Indemnification Escrow Amount") to be held by the Escrow Agent in accordance with the terms and conditions of an Escrow Agreement substantially in the form attached as Exhibit F hereto (the "Indemnification Escrow Agreement") and (iii) pay or cause to be paid to Seller $115,000,000 including the Purchase Price Escrow Amount (such amount, as adjusted pursuant to clauses (A), (B) and (C) and together with the Indemnification Escrow Amount, the "Purchase Price") (A) minus the Video Subscriber Adjustment, (B) plus the Proration Payment Amount, and (C) minus the Upgrade Adjustment. The Purchase Price net of each of the Purchase Price Escrow Amount and the Indemnification Escrow Amount shall be payable by Purchaser by wire transfer of immediately available funds to an account designated by Seller. At the Closing, the parties shall cause the Escrow Agent to deliver to Seller the Purchase Price Escrow Amount in accordance with the terms of the Purchase Price Escrow Agreement.

                        (c) At least five (5), but not more than fifteen (15), days prior to the Closing Date, Seller and Purchaser shall use their best efforts to jointly prepare and complete in good faith a certificate (the "Adjustment Certificate") signed by an officer of each of Seller and Purchaser and setting forth their good faith estimate of each of the actual numbers of Video Subscribers as of the close of business on the day preceding the Closing Date (such number, the "Video Subscriber Number"), the Video Subscriber Adjustment derived from the Video Subscriber Number, the Upgrade Adjustment and the Proration Payment Amount. Purchaser (and its independent accountants) shall be afforded access to the books and records and calculations used in or applicable to the preparation of the Adjustment Certificate (including, without limitation, applicable bills and invoices). In the event that Purchaser and Seller are unable to agree on the determination of any of the Video Subscriber Adjustment, Upgrade Adjustment or Proration Payment Amount for purposes of preparing the Adjustment Certificate, then with respect to each such disputed amount (i) the Adjustment Certificate shall set forth each of Seller's and Purchaser's determination thereof and shall be accompanied by applicable calculations and documentation with respect thereto and (ii) for purposes of any purchase price adjustment pursuant to Section 2.3(b) hereof, such amount shall be the average of the two amounts described in clause (i) of this sentence.

                  Section 2.4 Post-Closing Adjustment. (a) During the period not less than forty-five (45) nor more than ninety (90) days following the Closing Date, Purchaser and Seller shall use their best efforts to jointly determine in good faith the actual amount, as of the Closing Date, of each of the Video Subscriber Number and the Video Subscriber Adjustment derived therefrom, the Upgrade Adjustment and the Proration Payment Amount and resolve any discrepancies from the amounts used to calculate adjustments to the purchase price pursuant to Section 2.3(b), but if they are unable to reach agreement with respect thereto within such period, Seller and Purchaser shall appoint an independent accounting firm of recognized national standing on which Seller and Purchaser shall agree, and shall submit final resolution of each such disputed amount to such firm. Any undisputed amounts shall be paid promptly following determination thereof. To the extent permitted by Law, Seller and Purchaser shall submit all information deemed relevant by such firm and shall make any records relating to or bearing upon such dispute available to the other party and to such firm. Each party shall further instruct such firm to render its decision within fifteen (15) Business Days after such firm is selected and retained pursuant to this Section 2.4(a) and shall reasonably cooperate with such firm and each other to enable such firm to render its decision within such period. The decision of such firm shall be the final determination of such dispute and shall be final and binding on both Seller and Purchaser. Seller and Purchaser shall bear the fees and expenses of such firm as such firm shall determine after considering the positions asserted by the parties in light of its decision. Nothing in this Agreement shall require that any matter other than disputes under this Section 2.4(a) be resolved by the procedure described above.

                        (b) The "Post-Closing Adjustment" shall be equal to the sum of:

                           (A) the difference determined by subtracting (1) the estimated value of the Video Subscriber Adjustment set forth on the Adjustment Certificate, from (2) the Video Subscriber Adjustment as finally determined under Section 2.4(a), plus

                           (B) the difference determined by subtracting (1) the estimated value of the Upgrade Adjustment set forth on the Adjustment Certificate, from (2) the Upgrade Adjustment as finally determined under Section 2.4(a), plus

                           (C) the difference determined by subtracting (1) the Proration Payment Amount as finally determined under Section 2.4(a) from (2) the estimated Proration Payment Amount set forth on the Adjustment Certificate.

                        If the Post-Closing Adjustment is a positive number,
(x) Seller and Purchaser shall cause the Escrow Agent to promptly pay Purchaser up to $1,000,000 of the amount thereof from the Indemnification Escrow Fund in accordance with the Indemnification Escrow Agreement by wire transfer of immediately available funds to an account indicated by Purchaser and (y) Seller shall promptly pay the amount of such Post-Closing Adjustment in excess of $1,000,000, if any, by wire transfer of immediately available funds to an account indicated by Purchaser. If the Post-Closing Adjustment is a negative number, Purchaser shall promptly pay to Seller the full amount of the Post-Closing Adjustment by wire transfer of immediately available funds to the account previously indicated by Seller for payment of the Purchase Price.

                  Section 2.5 Purchase Price Allocation. Seller and Purchaser shall allocate the Purchase Price and the Assumed Liabilities in the manner required by Section 1060 of the Code. In making such allocation, the fair market values of the Conveyed Assets will be determined in good faith by Seller and Purchaser no later than ten (10) days prior to the anticipated Closing Date based on an appraisal (the "Appraisal") to be performed by an independent appraisal firm mutually acceptable to Purchaser and Buyer. The Appraisal shall value the Conveyed Assets in such a manner that New York State and Local Sales and Use Tax can be calculated at Closing. In addition, the Appraisal shall subdivide the Conveyed Assets into categories including, without limitation, telephone, internet, digital cable, analog cable, and capital improvements as defined by New York Law Sec. 1101 (9)(i) and other tangible personal Conveyed Assets. The Appraisal shall individually value any Conveyed Assets that are subject to New York State and Local Sales and Use Tax and shall determine the local jurisdiction in which such Conveyed Assets are located for New York State and Local Sales and Use Tax purposes. The first $30,000 of the fees, costs and expenses of the Appraisal shall be borne one-half by Seller and one-half by Purchaser, and Purchaser shall be solely responsible for all such fees, costs and expenses in excess of that amount. Purchaser (and its independent accountants) shall be afforded access to the books and records used in or applicable to the determination of the allocation; provided, that (i) Seller shall not be required to disclose the contents of any income tax returns and (ii) Seller may redact such portions of any books and records that it deems confidential. Seller will provide to Purchaser copies of Form 8594 and any required exhibits thereto, consistent with the allocations of this Section 2.5. The parties agree that, to the extent required, all Tax Returns or other Tax information they may file or cause to be filed with any governmental entity shall be prepared and filed consistently with such allocation.

                  Section 2.6 Closing; Deliveries by the Parties. (a) The consummation of the transactions contemplated by this Agreement (the "Closing") will take place on the third Business Day following the date on which the satisfaction or waiver of the conditions set forth in Article VI hereof occurs (other than those conditions which, by their nature, can only be satisfied at Closing), at 10:00 a.m. (New York time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, or at such other time and place as shall be mutually agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

                        (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following: (i) a duly executed Bill of Sale;
(ii) a duly executed Assignment and Assumption Agreement; (iii) a duly executed Transition Services Agreement; (iv) titles to all vehicles included within the Equipment, duly endorsed for transfer by Seller, (v) assignments and assumptions of all Easements, if any, in recordable form, (vi) the certificate of the Seller signed by an officer of the Seller referred to in
Section 6.2(c) hereof; (vii) the evidence referred to in Section 6.2(d) hereof that the Required Consents have been obtained or given and are in full force and effect, as applicable; (viii) certified resolutions of Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement; (ix) the Indemnification Escrow Agreement, duly executed by Seller;
(x) a duly executed Assignment and Assumption of Lease, substantially in the form of Exhibit H hereto, with respect to each Real Property Lease to which Seller is a party; and (xi) the opinions of counsel referred to in Section 6.2(g) and (h), and (xii) all other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement or otherwise required by Purchaser in connection herewith.

                        (c) At the Closing, Purchaser shall deliver or cause to be delivered (A) to Seller the following: (i) cash in the amount of the Purchase Price (minus the sum of the Purchase Price Escrow Amount and the Indemnification Escrow Amount) by wire transfer of immediately available funds to an account designated by Seller; (ii) a duly executed Assignment and Assumption Agreement; (iii) assignments and assumptions of all Easements, if any, in recordable form; (iv) a duly executed Transition Services Agreement;
(v) the certificate of the Purchaser signed by an officer of the Purchaser referred to in Section 6.3(c) hereof; (vi) certified resolutions of Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement; (vii) the Indemnification Escrow Agreement;
(viii) a duly executed Assignment and Assumption of Lease, substantially in the form of Exhibit H hereto, with respect to each Real Property Lease to which Seller is a party; and (ix) all other documents, instruments and writings required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required by Seller in connection herewith and (B) to the Escrow Agent, cash in the amount of the Indemnification Escrow Amount.

                  Section 2.7 Nonassignable Assets. Nothing in this Agreement, or the consummation of the transactions contemplated hereby, shall be construed as an attempt or agreement to assign or transfer any Conveyed Asset (including any Assumed Contract) to Purchaser which by its terms or by Law is not assignable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment or transfer without such consent (a "Nonassignable Asset"), unless and until such consent shall have been obtained. Seller and Purchaser shall each use its reasonable good faith efforts to obtain as expeditiously as possible any such consent to the assignment of a Nonassignable Asset to Purchaser; provided, however that Seller shall not be required to remain secondarily liable or make any payment (except for payments which are then due and owing and other normal out-of-pocket expenses incurred in seeking or requesting such consent) to obtain any such consent with respect to any Nonassignable Asset. Unless and until any such consent is obtained, and subject to the Closing having occurred, to the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, Seller and Purchaser will cooperate to establish an arrangement reasonably satisfactory to Purchaser and Seller, effective as of the Closing, under which Purchaser would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations under such Nonassignable Asset (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming and agreeing to pay Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto; provided, that, in no event shall Purchaser and Seller be required to enter into any such arrangement with respect to any Nonassignable Asset for which any such consent is a Required Consent. Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser the net amount (after costs and taxes) of all payments received by it in respect of all Nonassignable Assets, and Purchaser shall promptly pay, perform or discharge, when due, any and all obligations and liabilities arising thereunder. Each of Purchaser and Seller shall indemnify and hold harmless the other and, in the case of Purchaser, the Seller Indemnified Parties, and, in the case of Seller, the Purchaser Indemnified Parties, for any and all Losses incurred by it or them in respect of claims arising out of obligations that the respective indemnifying party agreed to perform in connection with the arrangements contemplated by this Section 2.7.

                  Section 2.8 No Licenses. Unless expressly provided for under this Agreement or any Related Instrument, no title, right or license of any kind is granted to Purchaser pursuant to this Agreement with respect to any Intellectual Property of Seller, either directly or indirectly, by implication, by estoppel or otherwise.

                                 ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Purchaser as follows:

                  Section 3.1 Organization. Seller is a corporation duly organized and validly existing under the Laws of the Commonwealth of Pennsylvania. Seller has the requisite power and authority to own, lease and operate the Conveyed Assets and to conduct the Business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Seller is duly qualified to do business as a foreign corporation and is in good standing in the state of New York.

                  Section 3.2 Authority. Subject to receipt of the Required Consents, Seller has the requisite power and authority to execute and deliver this Agreement and the Related Instruments, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Instruments and the consummation by Seller of such transactions have been authorized by all requisite corporate action on the part of Seller and no other authorization of Seller or its shareholders is required to authorize the execution and delivery of this Agreement or the Related Instruments or the consummation of the transactions contemplated hereby or thereby. This Agreement has been validly executed and delivered by Seller and constitutes, and each Related Instrument that is to be executed and delivered by Seller will constitute when executed and delivered by Seller, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

                  Section 3.3 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the Related Instruments by Seller do not, and the performance by Seller of its obligations under this Agreement and the Related Instruments will not, (i) conflict with or violate any provision of Seller's articles of incorporation or Seller's bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Sections 3.3(b)(i) and 3.3(b)(ii) have been obtained and that all filings and notifications described in Sections 3.3(b)(i) and 3.3(b)(ii) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Seller or by which any of the Conveyed Assets is bound, or (iii) assuming that all consents, approvals, authorizations and permits described in Section 3.3(b)(iii) have been obtained and that all filings and notifications described in Section 3.3(b)(iii) have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any Conveyed Asset, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, changes in control, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

                        (b) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Person except (i) under the HSR Act, to the extent necessary, (ii) to any Governmental Entity (including, without limitation, the LFA Consents and the Public Service Commission Consent), as set forth on
Section 3.3(b)(ii) of the Seller Disclosure Schedule (the "Required Consents"), (iii) consents and approvals with respect to any Nonassignable Asset (other than Required Consents), as set forth on Section 3.3(b)(iii) of the Seller Disclosure Schedule and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

                  Section 3.4 Compliance With Law. Except as set forth on
Section 3.4 of the Seller Disclosure Schedule and except with respect to Environmental Laws covered by Section 3.11 hereof, Seller's conduct of the Business as of the date of this Agreement and the Closing Date does not conflict with or violate (i) any Law applicable to the Business or by which any Conveyed Asset is bound or affected (including without limitation the Communications Act) or (ii) any Licenses except, with respect to clauses (i) and (ii), for any such conflicts or violations that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, subject to receipt of the Required Consents, there are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Conveyed Assets that restrict the ownership, disposition or use of any material Conveyed Asset.

                  Section 3.5 Financial Information. Section 3.5 of the Seller Disclosure Schedule contains true and complete copies (collectively, the "Financial Information") of (i) selected items from the unaudited balance sheets as of December 31, 2002 and March 31, 2003 relating to the Business and
(ii) related statements of earnings for the fiscal year ended December 31, 2002 (the "Historical Financial Information") and for the period beginning on January 1, 2003 and ending on March 31, 2003 (the "2003 Financial Information"). The Historical Financial Information and the 2003 Financial Information was derived from the books and records of Seller and was calculated in accordance with Seller's historical accounting practices. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, the Financial Information fairly presents in all material respects the financial condition and results of operations as at the respective dates of, and for the periods referred to in, such Financial Information, all in accordance with generally accepted accounting principles applied on a consistent basis.

                  Section 3.6 Absence of Certain Changes or Events. Except as set forth on Section 3.6 of the Seller Disclosure Schedule or in the Financial Information or as contemplated by this Agreement, from December 31, 2002 through the date of this Agreement there has not been any Material Adverse Effect, and Seller has conducted the Business in the ordinary course and has not, with respect to the Business:

                        (a) subjected any of the Conveyed Assets to any material Liens, other than Permitted Liens;

                        (b) sold, transferred, leased, subleased, mortgaged, pledged, had any liens imposed (other than Permitted Liens), licensed or otherwise disposed of, to any third party or Affiliates, any material properties or assets used in the conduct of the Business;

                        (c) entered into any Assumed Contract which is material to the Business or modified or terminated any existing Assumed Contract which is material to the Business;

                        (d) increased benefits payable to Employees under existing severance or termination pay policies or employment agreements, or otherwise made any changes in the terms of any employment agreement, compensation, bonus or other benefits payable to Employees, other than increased compensation, bonus or other benefits in the ordinary course of business consistent with past practice;

                        (e) surrendered, revoked or otherwise terminated any material License;

                        (f) incurred material Assumed Liabilities;

                        (g) waived, released or assigned any rights of material value in connection with the Business;

                        (h) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the System or any Conveyed Assets;

                        (i) made any material increase or decrease in the monthly basic rates or any material reduction of the services provided to subscribers by the System; or

                        (j) agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.

                  Section 3.7 Title to Assets; Sufficiency of Conveyed Assets.
(a) Seller has, and at the Closing Seller will deliver to Purchaser, good and valid title to (or, where applicable, a valid and binding leasehold interest in or license to) and rights under all of the Conveyed Assets free and clear of all Liens, other than Permitted Liens.

                        (b) The Conveyed Assets include all material tangible assets that are necessary for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted by Seller, except for (i) the assets that will be used in connection with providing services under the Transition Services Agreement, (ii) employees of Seller that are not Transferred Employees, and (iii) the Excluded Assets.

                        (c) The Equipment is in reasonable operating condition for the purposes for which it is currently being used, subject to ordinary wear and tear, but is otherwise being transferred on a "where is" and, as to condition, "as is" basis, including with respect to the Software used in connection with such Equipment.

                        (d) Except for the Intellectual Property identified on
Section 3.7(d) of the Seller Disclosure Schedule, and except for Intellectual Property relating to the Excluded Assets, there is no Intellectual Property owned by or licensed to Seller that is used by Seller in the Business.

                  Section 3.8 Material Assumed Contracts. (a) Section 3.8(a) of the Seller Disclosure Schedule sets forth a list of each Assumed Contract that exists as of the date hereof and falls within any of the following categories: (i) Contracts pursuant to which payments were made to Seller in excess of $150,000 in connection with the Business during the year ended December 31, 2002 or pursuant to which Seller is required to be paid in excess of $150,000 in connection with the Business for the year ending December 31, 2003, (ii) indefeasible right of use Contracts, (iii) Contracts establishing joint ventures or partnerships constituting a portion of the Business, (iv) Contracts containing covenants which materially limit the freedom of Seller or (from and after the Closing) Purchaser to operate the Business in any geographic area, (v) employment agreements, (vi) Contracts between Seller and any of its Affiliates providing for annual payments in excess of $150,000 and relating exclusively to the conduct of the Business, and (vii) all utility attachment or conduit agreements. Section 3.8(a) of the Seller Disclosure Schedule sets forth a list of each Contract, agreement or arrangement pursuant to which Seller is obligated or has agreed to make capital expenditures in excess of $150,000 with respect to the Business. Seller has provided Purchaser with access and opportunity to review true and correct copies of all Contracts set forth on Section 3.8(a) of the Seller Disclosure Schedule.

                        (b) Except as set forth on Section 3.8(b) of the Seller Disclosure Schedules, Seller has not in the twelve months preceding the date hereof received any advance promotional payments or other prepayment in excess of $50,000 under any material Assumed Contract set forth on Section 3.8(a) of the Seller Disclosure Schedule. To the knowledge of Seller, as of the date of this Agreement, each of the Assumed Contracts set forth on Section 3.8(a) of the Seller Disclosure Schedule is in full force and effect as of the date hereof. Except as set forth on Section 3.8(b) of the Seller Disclosure Schedule, Seller and, to the knowledge of Seller, any other party thereunder, is not in material default under any Assumed Contract that is set forth on
Section 3.8(a) of the Seller Disclosure Schedule, and, to the knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or the lapse of time) would give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Assumed Contract set forth on Section 3.8(a) of the Seller Disclosure Schedule, in either case except as would not, individually or in the aggregate, have a Material Adverse Effect.

                  Section 3.9 Real Property. (a) Except as otherwise disclosed on Section 3.9(a)(i) of the Seller Disclosure Schedule, Seller holds good and marketable fee simple title to those parcels of real property (the "Owned Real Property") shown as being owned by Seller on Section 3.9(a)(i) of the Seller Disclosure Schedule, free and clear of any Liens except for Permitted Liens. Except as otherwise disclosed on Section 3.9(a)(ii) of the Seller Disclosure Schedule, Seller has valid and enforceable leasehold interests in the real property (the "Leased Real Property") leased to Seller pursuant to the leases described on Section 3.9(a)(ii) of the Seller Disclosure Schedule (the "Real Property Leases"), subject only to the Permitted Liens. Except as otherwise disclosed on Section 3.9(a)(iii) of the Seller Disclosure Schedule and except for easements or rights-of-way granted pursuant to Licenses, Seller holds fee simple title to those material easements and rights of way appurtenant to the Leased Real Property or Owned Real Property necessary to conduct the Business on the date hereof (collectively, "Easements" and, together with the Leased Real Property and the Owned Real Property, the "Real Property"), subject only to Permitted Liens. The Real Property includes all the real property interests (other than easements and rights of way granted pursuant to Licenses or applicable Law) necessary to permit Purchaser to conduct the Business as it is being conducted on the date hereof.

                        (b) Each Real Property Lease constitutes the entire agreement with the landlord in question and, except as set forth on Section 3.9(a)(ii) of the Seller Disclosure Schedule, is in full force and effect. Seller has not given any notice, nor, to the best of Seller's knowledge has any notice been given to Seller, with respect to any violation, breach, default or termination of any rights or obligations of Seller under any Real Property Lease, the result of which would have a Material Adverse Effect.

                        (c) The Real Property, to the extent owned, leased or otherwise held by Seller, shall be transferred to Purchaser in its "AS IS" condition on the Closing Date, subject to all latent and patent defects, based solely on Purchaser's own inspection, analysis and evaluation of the Real Property.

                        (d) To Seller's knowledge, the premises constituting the Owned Real Property and Leased Real Property are in satisfactory repair and condition (normal wear and tear excepted), free from material structural defects.

                        (e) Seller will provide a copy of all surveys in its possession relating to the Real Property.

                        (f) As of the date hereof, no written notice of any proceedings has been received or, to the knowledge of Seller, threatened by an authority having the power of eminent domain to condemn any part of any of the Real Property, including any improvements thereon.

                  Section 3.10 Licenses. (a) Section 3.10(a) of the Seller Disclosure Schedule sets forth all Licenses and applications therefor used by Seller to conduct the Business. For each outstanding License, Section 3.10(a) of the Seller Disclosure Schedule includes all information necessary to identify the License including where applicable, but not limited to: the entity holding the License, the issuing authority, call sign, expiration date, FCC community unit identification number, and geographic area covered.

                        (b) Aside from the Licenses specified on Section 3.10(a) of the Seller Disclosure Schedule or as set forth on Section 3.10(b) of the Seller Disclosure Schedule, there are no other licenses, authorizations, permits, approvals, variances, exemptions, orders, certificates, agreements, easements, rights-of-way or other form of permission, consent or authority of or with a Government Entity necessary for Seller to operate the Business other than those which are immaterial to the Business.

                        (c) Except as set forth in Section 3.10(c) of the Seller Disclosure Schedule, each License set forth on Section 3.10(a) of the Seller Disclosure Schedule is valid and in full force and effect either pursuant to its terms or by operation of law.

                        (d) Except as set forth in Section 3.10(d) of the Seller Disclosure Schedule:

                           (i) There is no pending or, to the knowledge of Seller, threatened action by the FCC, any Governmental Entity or any other Person to suspend, revoke, terminate, challenge or modify the Licenses set forth on Section 3.10(a) of the Seller Disclosure Schedule.

                           (ii) There is no judicial, administrative or other type of action, suit, complaint, petition, proceeding or challenge pending or, to the knowledge of Seller, threatened against or relating to the Licenses set forth on Section 3.10(a) of the Seller Disclosure Schedule before the FCC, any federal, state or municipal court, any arbitration tribunal or any other Governmental Entity.

                           (iii) Seller has not received any notice or other communication from the FCC or any other Governmental Entity specifying a material default, violation or other problem or issue with respect to a License set forth on Section 3.10(a) of the Seller Disclosure Schedule except where such default, violation or other problem has already been cured.

                           (iv) No Governmental Entity has notified Seller of its application to be certified to regulate rates with respect to the System as provided in 47 C.F.R. Section 76.910.

                           (v) To Seller's Knowledge, no reduction of rates or refunds to subscribers is required as of the date hereof.

                           (vi) Except where any non-compliance or failure to make any filing or submission would not have a Material Adverse Effect, (a) Seller is and has been in compliance with the Communications Act, and (b) Seller is and has been in compliance with the rules and regulations of the Federal Aviation Administration with respect to any antenna structures used in the operation of the System.

                           (vii) Seller knows of no facts that would establish a reasonable basis for any action described in subsections (i), (ii),
         (iii), (iv), (v) or (vi) hereof.

                  Section 3.11 Environmental Matters. Except as set forth on
Section 3.11 of the Seller Disclosure Schedule and except as would not have a Material Adverse Effect:

                        (a) Seller, to the extent related to the Real Property, has obtained all material environmental permits, licenses or approvals required by Law and necessary for the conduct of the Business, and Seller is in its operation of the Business and its ownership or use of the Real Property in compliance with such permits and all other requirements of applicable Environmental Laws;

                        (b) Seller, to the extent related to the Real Property, has not received any written notice from any Governmental Entity or any other Person alleging a violation of any Environmental Laws with respect to its operation of the Business or its ownership or use of the Real Property;

                        (c) To the knowledge of Seller, there has been no Release of any Hazardous Materials at, on or under any of the Real Property in amounts or under circumstances that would require remediation pursuant to Environmental Laws.

                        (d) There are no pending or, to the knowledge of Seller, threatened claims, actions, suits, inquiries, proceedings or investigations by any Governmental Entities concerning compliance by Seller with any Environmental Laws;

                        (e) To Seller's knowledge, there have not been in the past, and are not now, any underground tanks in violation of any applicable Environmental Laws at, on or under any Real Estate.

                  Section 3.12 Taxes. Except as set forth in Section 3.12 of the Seller Disclosure Schedule:

                        (a) (i) Seller has duly and timely filed, or will so file when due, with the appropriate governmental authorities (or there have been or will be duly and timely filed on its behalf) all material Tax Returns required to be filed by it with respect to the Conveyed Assets or the Business, and all such Tax Returns are true, correct and complete in all material respects, and (ii) all material Taxes with respect to the Conveyed Assets or the Business shown as due on such Tax Returns have been or will be timely paid or are being contested in good faith;

                        (b) there are no material Tax liens (other than Permitted Liens) on any of the Conveyed Assets; and

                        (c) Seller is not a "foreign person" within the meaning of Section 1445(b) of the Code.

                  Section 3.13 Employee Matters. (a) Section 3.13(a)(i) of the Seller Disclosure Schedule contains a complete and accurate list of the employees of Seller employed primarily in the Business (the "Employees") as of the date specified on such list, showing for each Employee the position held, department and work location. None of the Employees is covered by any union, collective bargaining agreement or other similar labor agreement.

                        (b) Section 3.13(b) of the Seller Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement, in each case, providing compensation or other benefits to any Employee, maintained, sponsored or contributed to by Seller or any ERISA Affiliate with respect to any current or former Employee (each, a "Seller Benefit Plan").

                        (c) The Seller has supplied to the Purchaser a true and correct copy of: (1) each Seller Benefit Plan (or if no written plan document exists, a written description of the nature of the Plan, including, the provisions relating to participation, eligibility, benefits, funding arrangements including cost to Employee, if any, and assets); and (2) the summary plan description and any material employee communication which describes the terms or operation of each Seller Benefit Plan.

                        (d) Neither Seller nor any of its ERISA Affiliates sponsors, maintains or contributes to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or
Section 412 of the Code, or any "multiemployer plan" as defined in Section 3(37) of ERISA.

                        (e) To Seller's knowledge, no event has occurred, or condition exists, which could subject any of the Conveyed Assets or Purchaser to any future liability, obligation or lien with respect to any Employee Benefit Plan currently or previously, sponsored, maintained or contributed to by the Seller or any ERISA Affiliate.

                        (f) Except as required by Law or as set forth on
Section 3.13(b) of the Seller Disclosure Schedule, no Seller Benefit Plan provides any medical, disability or life insurance benefits to any Employees or their beneficiaries.

                        (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will give rise to any obligation to notify employees of the Business (or any similar obligation) pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal or state Law, rule, or regulation.

                  Section 3.14 Litigation. (a) As of the date hereof, except as set forth on Section 3.14(a) of the Seller Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller in respect of the Conveyed Assets or the conduct of the Business except for routine claims in the ordinary course of business that, individually or in the aggregate, would not result in a Material Adverse Effect. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller, which challenges the transactions contemplated by this Agreement and would be reasonably expected to prevent or materially interfere with or delay the performance or consummation of the transactions contemplated hereby.

                        (b) As of the date hereof, except as set forth on
Section 3.14(b) of the Seller Disclosure Schedule and subject to receipt of the Required Consents, there are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Conveyed Assets that materially restrict the ownership, disposition or use of the Conveyed Assets or the conduct of the Business.

                  Section 3.15 Brokers. No broker, finder or investment banker (other than Allen & Company LLC, all fees of which shall be paid by Seller in connection with the transactions contemplated hereby) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

                  Section 3.16 System Data. (a) As of May 31, 2003 the System consisted of at least 29,000 Video Subscribers and at least 9,250 High Speed Subscribers and at least 7,250 telephone lines. The System is in good repair and structurally sound, with no material defects. There are not less than 36,500 "homes passed" by the System within the Territory. At least 70% of the "homes passed" by the System are passed by a two-way plant that is operational at a forward design band pass of 50 to 750 MHz and a reverse design band pass of 5 to 40 MHz, and the balance of such plant is operational at a forward design band pass of 50 MHz to at least 450 MHz. Section 3.16(a) of the Seller Disclosure Schedule sets forth a description of the following applicable information with respect to the System, as of May 31, 2003 (unless otherwise indicated thereon):

                           (i) the channel and bandwidth capacity of the System, the stations and signals carried by the System and the channel position of each such signal and station;

                           (ii) the Rates for all services provided by the System;

                           (iii) the type of services provided for each franchised community to which the System's services currently are provided;

                           (iv) the number of total miles in the System and the number of miles that have been upgraded to the specifications set forth in Section 3.16(a)(iv) of the Seller Disclosure Schedule, as estimated in accordance with Seller's books and records;

                           (v) the number of aerial and underground miles in the System, as estimated in accordance with Seller's books and records;

                           (vi) the number of homes passed by the System, as estimated in accordance with Seller's books and records;

                           (vii) the number of bulk subscribers, as estimated in accordance with Seller's books and records; and

                           (viii) any promotions, pricing discounts, or other sales or marketing incentives for subscribers or prospective subscribers for the services offered by the Business that are currently in effect or that have been terminated or have expired within the thirty (30) days preceding the date hereof.

                        (b) Except as set forth in any applicable License, Seller has not made a commitment to any franchising authority to maintain a local office in any location.

                        (c) With respect to franchised cable operations, and except as set forth in Section 3.16(c) of the Seller Disclosure Schedule, there is no overbuild of the System at present, nor any franchise proposal pending.

                        (d) Except as set forth in Section 3.16(d) of the Seller Disclosure Schedule, there is no assertion or claim against Seller that operations pursuant to any pole attachment agreement have been improperly conducted or maintained. Section 3.16(d) of the Seller Disclosure Schedule lists and describes the results of any audits conducted by any of the parties to the pole attachment agreements of Seller during the previous two (2) years.

                        (e) As of the date hereof, Seller has no knowledge of any circumstance, event, or occurrence which, individually or in the aggregate, would prevent or materially interfere with Seller's ability to complete at least ninety (90) percent of the Upgrade Commitment prior to August 31, 2003.

                  Section 3.17 No Undisclosed Liabilities. Except as set forth in the Seller Disclosure Schedule, Seller has no material liabilities or obligations of any kind or nature, whether known or unknown, absolute or contingent, accrued or unaccrued, which are Assumed Liabilities and which would be required to be disclosed on a balance sheet, except for Assumed Liabilities which are reflected or reserved for in the Financial Information, which are included in the calculation of Proration Payment Amount or which are current liabilities incurred in the ordinary course of business since March 31, 2003.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

                  Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Pennsylvania. Purchaser has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

                  Section 4.2 Authority. Subject to receipt of the Required Consents, Purchaser has the requisite power and authority to execute and deliver this Agreement and the Related Instruments, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Instruments and the consummation by Purchaser of such transactions have been authorized by all requisite corporate action on the part of Purchaser and no other authorization of Purchaser or its stockholders is required to authorize the execution and delivery of this Agreement or the Related Instruments or the consummation of the transactions contemplated hereby or thereby. This Agreement has been validly executed and delivered by Purchaser and constitutes, and each Related Instrument that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                  Section 4.3 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of its obligations under this Agreement will not, (i) conflict with or violate any provision of the certificate or articles of incorporation or by-laws of Purchaser, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Purchaser, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, changes in control, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Purchaser.

                        (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the HSR Act, to the extent necessary, (ii) Required Consents and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance or consummation of this Agreement by Purchaser.

                  Section 4.4 Litigation. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or related to Purchaser which could affect Purchaser's ability to consummate the transactions contemplated by this Agreement and each Related Instrument. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser, which challenges the transactions contemplated by this Agreement and would be reasonably expected to prevent or materially interfere with or delay the performance or consummation of the transactions contemplated hereby.

                  Section 4.5 Financing. Purchaser has as of the date hereof (through cash on hand or available borrowings under an existing credit facility), and will have at Closing (through cash on hand), sufficient funds available in cash to pay the Purchase Price and all other amounts payable by Purchaser at the Closing and to perform its obligations hereunder following the Closing.

                  Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                  Section 4.7 Investigation by Purchaser. Purchaser has conducted its own independent review and analysis of the Conveyed Assets, the Assumed Liabilities and the Business and acknowledges that Purchaser has been provided access to the personnel, properties, premises and records of Seller relating to the Conveyed Assets, the Assumed Liabilities and the Business for such purpose. In entering into this Agreement, Purchaser has relied solely upon the express representations, warranties and covenants of Seller set forth in Article III of this Agreement and set forth in the Related Instruments and Purchaser's own investigation and analysis. Purchaser acknowledges that, except as expressly set forth in the representations and warranties in Article III of this Agreement and in the Related Instruments, there are no representations or warranties by Seller of any kind, express or implied, with respect to the Business, the Conveyed Assets or the Assumed Liabilities, and that Purchaser is purchasing the Conveyed Assets "where is" and "as is" and "with all faults". Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article III of this Agreement and the Related Instruments, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  Section 4.8 Purchaser Qualifications. Purchaser is qualified and able to acquire and hold or control each License under applicable Law, including but not limited to the Communications Act and rules and regulations of the Government Entity that issued such License.

                                  ARTICLE V

                                   COVENANTS

                  Section 5.1 Conduct of the Business. During the period from the date hereof to the Closing, except as set forth in Section 5.1 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement or unless Purchaser shall otherwise consent (which consent shall not be unreasonably withheld), Seller shall (x) operate the Business in all material respects in the ordinary course of business consistent with past practice; provided, that, in connection with its upgrade of the System under the Upgrade Commitment Seller may revise existing, and implement and provide new, services, products, promotions and pricing consistent with industry practice or its past practice in upgraded markets outside the Territory and (y) use its commercially reasonable efforts to preserve substantially intact the Conveyed Assets and the Business. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, except as set forth on Section
5.1 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not:

                           (i) subject the Conveyed Assets to any Lien, other than Permitted Liens;

                           (ii) sell, transfer, lease, sublease, license or otherwise dispose of material Conveyed Assets, except for the sale, transfer, lease, sublease, license or other disposition of inventory and obsolete equipment in the ordinary course of business;

                           (iii) enter into, terminate or materially amend any material Assumed Contract or fail to perform any material obligations under any Assumed Contract;

                           (iv) materially increase the compensation or benefits provided to any Transferred Employee, except for increases in the ordinary course of business or change the terms of any employment agreement or compensation agreement or any bonus, pension, insurance or other employee benefit plan applicable to any Transferred Employee, except in the ordinary course of business;

                           (v) surrender, revoke or otherwise terminate any material License, except in accordance with Section 5.3 hereof;

                           (vi) engage in any promotions, pricing discounts or other sales or marketing incentives for subscribers or prospective subscribers for the services offered by the Business except for those set forth on Section 5.1 of the Seller Disclosure Schedule and promotions, pricing discounts or other sales or marketing incentives similar thereto;

                           (vii) except as reasonably required by applicable local franchising authorities, launch any new channels (not including any introduction of channels existing in upgraded areas on the date hereof to areas which are subject to the Upgrade Commitment); or

                           (viii) agree, whether in writing or otherwise, to do any of the foregoing set forth in clauses (i) through (vii) above.

                  Section 5.2 Access to Information; Confidentiality; Cooperation. (a) After the date hereof and prior to the Closing, Seller shall permit Purchaser and its authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Seller, to Seller's books and records to the extent directly relating to the Conveyed Assets, the Assumed Liabilities and the Business (excluding confidential personnel and medical records), and Seller shall furnish promptly to Purchaser such information in Seller's possession concerning the Conveyed Assets, the Assumed Liabilities and the Business as Purchaser may reasonably request; provided, however, that any such access shall be conducted in such a manner as not to interfere with the operation of the Business. Notwithstanding the foregoing, (i) Seller need not disclose to Purchaser any information which would violate applicable Law, result in a breach of attorney-client privilege or similar privilege, or violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Seller is a party and
(ii) Seller may redact such portions of its books and records that do not directly relate to the Conveyed Assets, the Assumed Liabilities and the Business.

                        (b) Information disclosed to Purchaser pursuant to this Agreement (including in the Seller Disclosure Schedule) shall be held as Evaluation Material (as defined in the Non-Disclosure Agreement, dated as of March 12, 2003, by and between Seller and Purchaser (as amended, the "Non-Disclosure Agreement")) and shall be subject to the Non-Disclosure Agreement; and Purchaser, in accordance therewith, shall cause its Representatives (as defined in the Non-Disclosure Agreement) to treat as Evaluation Material all of the information provided by Seller pursuant to this Agreement and not to use such information except in connection with the transactions contemplated hereby and otherwise in accordance with the Non-Disclosure Agreement. The Non-Disclosure Agreement shall survive the Closing and continue in full force and effect thereafter.

                        (c) Following the Closing, for so long as such information is retained by Purchaser (which shall be for a period of at least six years), Purchaser shall permit Seller and its authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Purchaser, to the books, records and personnel relating to the Conveyed Assets, Assumed Liabilities and the Business with respect to the period prior to Closing, to the extent that such access may be reasonably required (i) in connection with the preparation of Seller's accounting records or with any audits, (ii) in connection with any suit, claim, action, proceeding or investigation relating to the Business, (iii) in connection with any regulatory filing or matter, or (iv) in connection with any other valid legal or business purpose of Seller; provided, that Seller shall reimburse Purchaser promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Purchaser in connection with any such request, so long as Purchaser shall have obtained Seller's written consent prior to incurring any such cost or expense for which it seeks reimbursement

                        (d) Purchaser shall maintain such books and records in an easily accessible format and at accessible locations. Notwithstanding the foregoing, (i) Purchaser need not disclose to Seller any information which would violate applicable Law, result in a breach of attorney-client privilege or similar privilege, violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Purchaser is a party and (ii) Purchaser may redact such books and records that do not directly relate to the Conveyed Assets, Assumed Liabilities or the Business.

                        (e) Following the Closing, for so long as such information is retained by Seller (which shall be for a period of at least six years), Seller shall permit Purchaser and its authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Seller, to the Retained Information to the extent such access may be reasonably required (i) in connection with the preparation of Purchaser's accounting records or with any audits, (ii) in connection with any suit, claim, action, proceeding or investigation relating to the Business, (iii) in connection with any regulatory filing or matter, or (iv) in connection with any other valid legal or business purpose of Purchaser; provided, that Purchaser shall reimburse Seller promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Seller in connection with any such request. Seller shall maintain such books and records in an easily accessible format and at accessible locations. Notwithstanding the foregoing,
(i) Seller need not disclose to Purchaser any information which would violate applicable Law, result in a breach of attorney-client privilege or similar privilege, violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Seller is a party and (ii) Seller may redact such portions of the Retained Information that do not directly relate to the Conveyed Assets, the Assumed Liabilities or the Business.

                        (f) Purchaser shall, and shall instruct its employees to, at Seller's request, cooperate with Seller as may be reasonably required in connection with the investigation and defense of any suit, claim, action, proceeding or investigation relating to the Business in existence as of the date of this Agreement or that is brought against Seller or any of its Affiliates at any time after the date of this Agreement; provided, however, that Seller shall reimburse Purchaser promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Purchaser in connection with any such request.

                        (g) Following the Closing, Seller shall, and shall instruct its employees to, at Purchaser's request, cooperate with Purchaser as may be reasonably required (i) in connection with the investigation and defense of any suit, claim, action, proceeding or investigation set forth on
Section 2.2 (a)(vi) of the Seller Disclosure Schedule, (ii) in order to respond to inquiries or requests from Governmental Entities with respect to the conduct of the Business during the period prior to Closing; provided, however, that Purchaser shall reimburse Seller promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Seller in connection with any such request; and provided, further, that such cooperation shall not materially interfere with Seller's conduct of its business or with Seller's employees' performance of their duties to Seller.

                        (h) Prior to the Closing and in anticipation thereof, Purchaser and Seller shall use their best efforts to resolve all open issues (e.g. scope of services, pricing and other terms) in the Transition Services Agreement (including without limitation the Annexes thereto), and to execute a Transition Services Agreement in form and substance substantially similar to Exhibit C hereto, and Purchaser and Seller shall each coordinate and consult with the other with respect to the delivery of services contemplated by the Transition Services Agreement to facilitate the delivery thereof from and after the Closing Date in accordance with the terms set forth therein. Pricing of the services set forth on the Annexes to the Transition Services Agreement shall be based upon Seller's reasonable, good faith estimate of the actual cost to Seller of providing such services at the levels of service anticipated to be required by Seller.

                  Section 5.3 Appropriate Action; Consents; Filings. (a) Subject to Section 5.3(d) hereof, Seller and Purchaser shall each use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to: (i) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by Seller or Purchaser or any of their Affiliates to consummate the transactions contemplated by this Agreement, (B) to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and antitrust and competition Laws of any other applicable jurisdiction) in connection with the authorization, execution and delivery of this Agreement and to permit the consummation of the transactions contemplated hereby to occur as soon as reasonably possible, or (C) renew or extend, as applicable, each expired License which is not in full force and effect and
(ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction, in each case, to the extent required by applicable Law, (B) the Communications Act or (C) any other applicable Law. Seller and Purchaser shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and Purchaser shall have the right to review in advance, and, to the extent practicable, each shall consult the other on, all the information relating to Seller or Purchaser, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Seller and Purchaser may, as each deems reasonably advisable and necessary, designate any competitively sensitive information provided to the other under this Section 5.3(a) as "outside counsel only." Such information shall be given only to outside counsel of the recipient. In addition, Purchaser and Seller may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission. Each of Seller and Purchaser shall bear its own costs and expenses in connection with its performance under this Section 5.3; except that (i) the first $125,000 of filing fees in connection with any required filings or submissions under the HSR Act shall be borne one-half by Seller and one-half by Purchaser, and Purchaser shall be solely responsible for all such fees in excess of that amount and (ii) Purchaser shall reimburse Seller promptly for the amount of any fees imposed by the FCC for filing of applications necessary to obtain any of the Required Consents.

                        (b) Without limiting Sections 5.3(a) or 5.3(c), but subject to Section 5.3(d), Purchaser and Seller shall:

                           (i) promptly provide to the Federal Trade
         Commission or Department of Justice, as the case may be, such information as may be requested by the Federal Trade Commission or Department of Justice, as the case may be, and shall cause their respective officers and employees to respond to any information or other requests from the Federal Trade Commission or Department of Justice, as the case may be (including complying with requests for in-person meetings), in connection with the review by the Federal Trade Commission or Department of Justice, as the case may be, of this Agreement and the transactions contemplated hereby; and

                           (ii) promptly submit to the FCC and all applicable Governmental Entities (including the NYSPSC) all applications, notices and other filings and shall obtain any other approvals or consents necessary to consummate the transactions contemplated hereby and consummate the transfer from Seller to Purchaser of any Licenses used by Seller to conduct the Business; provided, that, Seller shall not be required to submit applications, notices and other filings to or obtain any other approvals or consents from Governmental Entities necessary to transfer local and long distance voice subscribers of the Business to Purchaser until such time that Purchaser has received all approvals from Governmental Entities required for Purchaser to operate as a telephone corporation (as defined by the New York Public Service Law) in the Territory and as a domestic and international common carrier in the Territory pursuant to the Telecommunications Act of 1996 (as amended) and the rules and regulations of the FCC, including, without limitation, a Certificate of Public Convenience and Necessity from the NYSPSC, and all required approvals by the NYSPSC and FCC for the transfer to Purchaser of the telecommunications facilities used in the Business; provided, further, that Seller shall not deliver notice to local and long distance voice subscribers of the Business of the transfer of such subscribers to Purchaser until such time as Seller and Purchaser reasonably agree that, prior to the anticipated expiration of all applicable waiting periods expected to be imposed by the NYSPSC or FCC relating to the transfer of such subscribers, Purchaser will have the capacity to transfer the billing of video and high speed data subscribers to the Business to its systems.

                        (c) Without limiting Sections 5.3(a) or 5.3(b), but subject to Section 5.3(d), Purchaser and Seller shall each use its respective reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to assign or transfer any Conveyed Asset to Purchaser or to novate all obligations and liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates with respect to Assumed Liabilities so that, in any such case, Purchaser shall be solely responsible for the Assumed Liabilities.

                        (d) Notwithstanding anything in this Agreement to the contrary (including paragraphs (a), (b) and (c) of this Section 5.3), (i) neither Seller nor its Affiliates shall be required to remain liable or secondarily liable or to pay any consideration to any Person or to reimburse Purchaser for any costs or expenses of Purchaser incurred in connection with
Section 2.7 or paragraphs (a), (b) and (c) of this Section 5.3 and (ii) neither Purchaser nor its Affiliates nor Seller nor its Affiliates shall be required to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

                  Section 5.4 Further Assurances. From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby.

                  Section 5.5 Tax Matters. (a) Periodic Taxes. All personal property and Real Property Taxes and similar ad valorem obligations levied with respect to the Conveyed Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the "Pre-Closing Tax Period"), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

                        (b) Tax Cooperation. Without duplication of Section 5.2, Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Conveyed Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claims, suit or proceeding relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

                        (c) Transfer Taxes. Any transfer, documentary, sales, use, value-added, gain, excise or other similar tax, and any interest, penalties or additions to tax with respect to any of the foregoing and any costs of contesting any such amounts ("Transfer Taxes") shall be shared equally by Purchaser and Seller; provided, however, that Seller's liability with respect to Transfer Taxes shall not exceed $200,000, and Purchaser shall indemnify and hold Seller harmless for all Transfer Taxes in excess of such amount. Promptly following the Closing, Purchaser shall prepare in good faith, and Seller shall accept from Purchaser, a New York State and Local Exempt Use Certificate and a New York State and Local Sales and Use Tax Certificate of Capital Improvement in connection with the exemption of the applicable Conveyed Assets from the New York State and Local Sales and Use Tax; provided, that Seller shall have a reasonable opportunity to participate in the preparation of and comment on such certificates. Seller's acceptance of such certificates shall not be unreasonably withheld.

                  Section 5.6 Publicity. Except as otherwise required by applicable Law or applicable stock exchange requirements, prior to the Closing, Purchaser and Seller shall, and each of them shall cause their respective Affiliates, representatives and agents to, use reasonable commercial efforts to cooperate in the preparation of and agree with respect to the content of any press release or public announcement with respect to the transactions contemplated by this Agreement; provided, that each of Seller and Purchaser may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures, press releases or public statements issued pursuant to this Section 5.6 and which do not reveal non-public information about the other party. The parties hereto agree to issue a joint press release in the form which has previously been agreed to by both parties, to announce the execution of this Agreement. The parties shall use reasonable commercial efforts to issue a joint press release, reasonably acceptable to both parties, to announce the Closing and not to issue any press release or make any other public statement inconsistent with such press release.

                  Section 5.7 Certain Provisions Relating to the Transfer. (a) In the event that record or beneficial ownership or possession of any Excluded Asset or Excluded Liability has been transferred to Purchaser on or after the Closing Date, Purchaser shall use its reasonable best efforts to transfer, or cause to be transferred, to Seller such Excluded Asset or Excluded Liability; and, pending such transfer to Seller, Purchaser shall hold such Excluded Asset or Excluded Liability and provide to Seller all of the benefits and liabilities associated with the ownership and operation of such Excluded Asset or Excluded Liability and, accordingly, Purchaser shall cause such Excluded Asset or Excluded Liability to be operated or retained as may reasonably be instructed by Seller. Seller shall indemnify and hold harmless the Purchaser Indemnified Parties for any Losses resulting from the operation or retention of such Excluded Assets or Excluded Liabilities so long as such operation or retention is in accordance with Seller's instructions.

                        (b) Except in respect of Nonassignable Assets (which are the subject of Section 2.7 hereof), in the event that record or beneficial ownership or possession of any Conveyed Asset or any Assumed Liability has not been transferred to Purchaser on the Closing Date, Seller and Purchaser shall cooperate and shall use their reasonable best efforts to transfer, or cause to be transferred, from Seller to Purchaser, such Conveyed Asset or Assumed Liability, and pending such transfer to Purchaser, Seller shall hold such Conveyed Asset or Assumed Liability and provide to Purchaser all of the benefits and liabilities associated with the ownership and operation of such Conveyed Asset or Assumed Liability and, accordingly, Seller shall cause such Conveyed Asset or Assumed Liability to be operated or retained as may reasonably be instructed by Purchaser. Purchaser shall indemnify and hold harmless the Seller Indemnified Parties for any Losses resulting from the operation or retention of such Conveyed Assets or Assumed Liabilities so long as such operation or retention is in accordance with Purchaser's instructions.

                  Section 5.8 Transferred Employees. (a) Prior to the Closing, Purchaser shall offer, or cause to be offered, employment, effective as of the Closing, to no fewer than eighty-five percent (85%) of the Employees and any new hires to the Business (each, a "Designated Employee"). Such offers of employment shall be on terms and conditions consistent with Purchaser's customary employment policies. Designated Employees who accept such offers of employment with Purchaser as of the Closing are referred to herein as the "Transferred Employees."

                        (b) The compensation and benefits offered to the Transferred Employees shall be no less favorable in the aggregate than the compensation and benefits provided to similarly situated employees of Purchaser. Seller shall cooperate as may reasonably be requested by Purchaser with respect to the offer of employment to any Employee and to Purchaser's effecting the transition of the Transferred Employees to Purchaser. Seller will permit Purchaser to interview any Employee within a reasonable period of time prior to the Closing and, subject to the consent of each such Employee, will provide Purchaser with reasonable access to such Employee's personnel records (including, without limitation, performance appraisals, disciplinary actions, and grievances) in connection with such employment interviews.

                        (c) Nothing herein shall be deemed to affect or to limit in any way the prerogative of Purchaser to terminate the employment of any Transferred Employee or to change, modify, suspend or terminate any term of employment (including, any compensation or benefit plan, policy, program or arrangement offered or provided by Purchaser to any Transferred Employee) or to create in, or grant to, any Transferred Employee any third party beneficiary rights or claims, or any cause of action of any kind or nature. It is expressly understood that any offer of employment by Purchaser to an Employee shall not constitute any obligation, contract, commitment or understanding (express or implied) to a post-Closing employment relationship for any specific term or duration or upon any terms or conditions other than those contained in the individual offers of employment. All offers of employment shall be on an "at will" basis and the employment of any Transferred Employee may be terminated at any time for any reason (subject to any specific commitment made by Purchaser in the individual offers of employment). Nothing in this Agreement shall be deemed to prevent or restrict, in any way, the right of Purchaser to change the title, powers, duties, responsibilities, functions, locations, compensation or benefits or other terms and conditions of employment of any Transferred Employee.

                        (d) Seller shall remain responsible for any claims made or incurred (or benefits accrued) by Transferred Employees under any Seller Benefit Plan through the Closing Date. For this purpose, a claim will be deemed to have been incurred, in the case of hospital, medical, dental, vision or similar benefits, when the service has been performed, and in the case of other benefits (such as disability) when a claim is made by the Employee for a benefit under a Seller Benefit Plan.

                        (e) For purposes of determining eligibility, vesting and vacation entitlement (but not for any other purpose, including without limitation benefit determination or accruals ), service with Seller (and predecessor employers to the extent Seller provides past service credit) shall be treated as service with Purchaser; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Seller Benefit Plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Transferred Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out of pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Seller Benefit Plan for the plan year in which the Closing occurs. It is the Seller's responsibility to cause such information on amounts so paid under Seller Benefit Plans, including FSA balances, to be provided to Purchaser so that it may provide such credit to the Transferred Employees.

                        (f) Effective as of the Closing, Purchaser shall be responsible for providing severance benefits to any Transferred Employee who is terminated on or after the Closing. Such severance benefits shall in the aggregate be provided subject to the same terms, conditions and eligibility requirements applicable to similarly situated employees of Purchaser.

                        (g) Purchaser and Seller shall, to the extent possible, (i) treat Purchaser as a "successor employer" and Seller as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees to be employed by Purchaser for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year in which the Closing occurs.

                        (h) Purchaser shall indemnify and hold Seller Indemnified Parties harmless against all liabilities or obligations, if any, which may arise under the Worker Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal, state, regional or local Law, rule, or regulation arising as a result of any employment losses occurring upon or after the Closing.

                        (i) Purchaser and Seller shall take or cause to be taken any and all actions necessary, including the adoption of any benefit plans, programs or policies, to satisfy Seller's and Purchaser's obligations under this Section 5.8.

                  Section 5.9 Use of Seller's Trademarks and Logos. The parties agree that during the period from the Closing Date until ninety (90) days after the Closing Date (the "Sell-off Period"), Purchaser shall be entitled to continue to use the name "RCN" or any trade names, trademarks, identifying logos or service marks related thereto or employing the word "RCN" or any part or variation of any of the foregoing or any confusingly similar trade names, trademarks or logos (collectively, the "Seller's Trademarks and Logos") solely to the extent that such Seller's Trademarks and Logos are contained, as of the Closing Date, on any Inventory, packaging, business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, and other material used in the Business, without any obligation on the part of Purchaser to pay royalties or similar fees to Seller during the Sell-off Period. Purchaser agrees that: (i) immediately upon termination of the Sell-off Period, Purchaser shall cease and desist from all further use of the Seller's Trademarks and Logos and will adopt new trade names, trademarks, identifying logos and service marks related thereto which are not confusingly similar to the Seller's Trademarks and Logos; and (ii) except as set forth in this Section 5.9, neither Purchaser nor any of its Affiliates shall make any use of the Seller's Trademarks and Logos. Purchaser shall not use the Seller's Trademarks and Logos in any manner that might dilute, tarnish, disparage or reflect adversely on Seller or the Seller's Trademarks and Logos. Notwithstanding anything to the contrary contained herein, Purchaser shall not be required to remove or change any Seller Trademark or Logo on equipment located on Customers' premises.

                  Section 5.10 Contacts with Employees. Without the prior written consent of Seller, prior to the Closing, Purchaser shall not, and shall cause its Representatives (as defined in the Non-Disclosure Agreement) not to, contact any suppliers to, or customers of, the Business, any employees of Seller or its Affiliates, counterparties (other than Seller) to any Contracts, or any Governmental Entity (other than in connection with any filings made under the HSR Act or in connection with other consents, approvals or waivers required to be obtained by Purchaser from Governmental Entities in connection with the transactions contemplated hereby or as required by applicable Law) in connection with or pertaining to the transactions contemplated by this Agreement; provided, that this Section 5.10 shall not be construed to prohibit Purchaser from contacting, on an ongoing basis, Mike Adams, Terry Wingfield, Saroosh Ahmed, Philip Passanante or Joseph Kahl in connection with the consummation of the transactions contemplated by this Agreement.

                  Section 5.11 Use of Intellectual Property. Purchaser and its Affiliates shall not, directly or indirectly, disclose to any Person or use any trade secrets or other Intellectual Property of Seller (including information regarding customers, vendors, suppliers, training programs, manuals or materials, technical information, Contracts, systems, procedures, mailing lists, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of Seller's products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, or rights to Intellectual Property which Seller licenses from third parties), in any form, whether acquired prior to or after the Closing, that is not a Conveyed Asset, except as provided in Section 5.9 or as contemplated by
Section 5.7(a).

                  Section 5.12 Upgrade. Seller shall use its reasonable commercial efforts to satisfy its obligations under the Upgrade Commitment prior to Closing in accordance with the specifications and time frames therefor set forth on Section 2.2(a)(v) of the Seller Disclosure Schedule.

                  Section 5.13 1031 Exchange. Purchaser may, without the consent of Seller prior to any filing with a Governmental Entity with respect to any Required Consent, and, with the consent of Seller (which consent shall not be unreasonably withheld) following any filing with a Governmental Entity with respect to any Required Consent, assign its rights under this Agreement to acquire any Conveyed Asset to a qualified intermediary (as defined in Treasury regulation section 1.1031(k)-1(g)(4)) or similar entity or arrangement (a "Qualified Intermediary"); provided, that Seller and Purchaser agree that it would be reasonable for Seller to withhold its consent to any such assignment following any filing with a Governmental Entity with respect to any Required Consent if Seller reasonably determines that such assignment could reasonably be expected to delay, obstruct or otherwise impede Seller's ability to obtain any Required Consent; and provided, further, that no less that five (5) days prior to any such proposed assignment, Purchaser shall provide written notice thereof to Seller, which notice shall specifically set forth each Conveyed Asset to be subject to such proposed assignment and the assignee thereof. Upon the giving of notice to Seller of any such proposed assignment, and subject to Seller's good faith determination that such cooperation will not result in any unindemnified costs, Taxes, adverse consequences or risks, Seller shall cooperate with the reasonable requests of Purchaser and any Qualified Intermediary in connection with such assignment and with satisfying the requirements of Revenue Proc. 2000-37 to the extent applicable. Without limiting the generality of the foregoing, if Purchaser gives notice of such assignment, Seller shall (i) promptly provide Purchaser with written acknowledgment of such notice and (ii) at Closing, transfer the Conveyed Assets to or on behalf of the Qualified Intermediary (which transfer shall, to the extent thereof, satisfy the obligations of Seller under this Agreement). Purchaser's assignment to a Qualified Intermediary will not relieve Purchaser of any of its duties or obligations herein. Seller shall not have any liability or obligation to Purchaser for the failure of the contemplated exchange to qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code.

                  Section 5.14 Covenant Not to Compete. (a) Seller covenants and agrees that for a period of three years following Closing, Seller shall not directly or indirectly acquire, manage, operate or control any cable system providing analog or digital video or high speed data services or local or long distance voice services within the Territory. Notwithstanding the foregoing, nothing contained herein shall prohibit (i) any acquiror of or successor to Seller from engaging in the activities described in this Section 5.14, (ii) Seller from owning securities of any company that is "publicly held" which do not constitute more than 10% of the voting rights or equity interests of such company, (iii) Seller from providing domestic or international long distance voice services to Persons residing within the Territory (x) who select to subscribe to Seller's voice services or (y) who respond to any Seller national or regional voice service promotion which is not specifically targeted to Persons residing within the Territory, or (iv) effective as of the twelve month anniversary of the termination of the Transition Service Agreement, Seller from providing local voice services to Persons residing within the Territory (x) who select to subscribe to Seller's voice services or (y) who respond to any Seller national or regional voice service promotion which is not specifically targeted to Persons residing within the Territory

                        (b) If any provision of this Section 5.14, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other provisions of this Section 5.14, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any provision of this Section 5.14, or the application thereof, is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such provision shall then be enforceable in its reduced or limited form.

                  Section 5.15 Transfer of Voice Subscribers and Related Assets. Notwithstanding anything in this Agreement to the contrary, in the event that (x) Purchaser has not obtained all approvals from Governmental Entities required for Purchaser to operate as a telephone corporation (as defined by the New York Public Service Law) in the Territory and as a domestic and international common carrier in the Territory pursuant to the Telecommunications Act of 1996 (as amended) and the rules and regulations of the FCC, including, without limitation, a Certificate of Public Convenience and Necessity from the NYSPSC, and all required approvals by the NYSPSC and FCC for the transfer to Purchaser of the telecommunications facilities used in the Business or (y) all applicable waiting periods imposed or expected to be imposed by the NYSPSC or the FCC relating to the approval and authorization of the transfer to Purchaser of Seller's local and long distance voice subscribers to the Business have not expired (the date on which all such waiting periods have expired, the "Voice Transfer Date"), and (z) all conditions to closing set forth in Article VI hereof have been satisfied or waived (other than conditions which by their terms can only be satisfied at Closing), then:

                           (i) If and to the extent permitted by applicable Law, Purchaser and Seller shall consummate the transactions contemplated by this Agreement as soon as practicable thereafter, except that Seller shall retain all right, title and interest in and to its local and long distance voice subscribers to the Business and related Conveyed Assets which are not transferable to Purchaser in compliance with applicable Law (the "Voice Subscribers"); and

                           (ii) As soon as practicable following the Voice Transfer Date, Seller and Purchaser shall take all action necessary to transfer to Purchaser all of Seller's right, title and interest in and to the Voice Assets.

                  Section 5.16 Certain Environmental Matters.

                        (a) Seller agrees to remove the underground heating oil storage tank located adjacent to the northeast corner of the premises located at 21 Old Route 6, Carmel, New York (the "UST") within 15 business days of obtaining all the documents and approvals necessary for it to conduct such removal.

                        (b) To the extent required by Law or any Governmental Entity, Seller agrees that at the time of the removal it will test the soil and the groundwater in the vicinity of the Tank to determine if there has been a Release of Hazardous Materials from the Tank and that it will provide notice of any such Release to the appropriate Governmental Entity.

                        (c) To the extent required by Law or any Governmental Entity, Seller agrees that it will cleanup any such Release. Seller will use commercially reasonable efforts to clean up the Release prior to the Closing Date, but if it is unable to do so, it will retain responsibility for such cleanup following the Closing Date and will complete the cleanup on a schedule agreed to by Seller and the appropriate Governmental Entities.

                                  ARTICLE VI

                                  CONDITIONS

                  Section 6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                        (a) The waiting period (including any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement required pursuant to the HSR Act, to the extent necessary, shall have expired or been terminated; and

                        (b) There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

                  Section 6.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser:

                        (a) Each of the representations and warranties of Seller contained in Article III of this Agreement shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly agreed to be made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect; provided, that, for purposes of determining Seller's satisfaction of this
Section 6.2(a), no effect shall be given to any supplement, update or amendment to the Seller Disclosure Schedule from and after the date of this Agreement;

                        (b) Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Seller under this Agreement at or prior to the Closing;

                        (c) Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by an officer of Seller, to the effect of Section 6.2(a) and Section 6.2(b) above;

                        (d) Seller shall have delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser, evidence that the Required Consents (other than (i) Required Consents relating to the transfer of Voice Subscribers to Purchaser or (ii) the expiration of any waiting periods referred to in Section 5.15(y) hereof) have been obtained or given, as applicable, and are in full force and effect;

                        (e) Seller shall have delivered or caused to be delivered to Purchaser each of the material documents specified in Section 2.6(b) hereof;

                        (f) Purchaser shall have received the consents to the assignment of the Contracts indicated with an "asterisk" on Section 3.3(b)(iii) of the Seller Disclosure Schedule (the "Material Contract Consents"), and no such consent, authorization or approval shall have been revoked;

                        (g) Purchaser shall have received an opinion of Seller's outside corporate counsel regarding certain corporate matters substantially in the form of Exhibit I1 hereto and an opinion of Seller's in house counsel regarding certain corporate matters substantially in the form of
Exhibit I2 hereto; and

                        (h) Purchaser shall have received an opinion of Seller's outside regulatory counsel regarding certain regulatory matters substantially in the form of Exhibit J hereto.

                  Section 6.3 Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Seller:

                        (a) Each of the representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance or consummation of the transactions contemplated by this Agreement;

                        (b) Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing;

                        (c) Seller shall have received from Purchaser a certificate dated the Closing Date, duly executed by an officer of Purchaser, to the effect of Section 6.3(a) and Section 6.3(b) above;

                        (d) Purchaser shall have delivered or caused to be delivered to Seller each of the material documents specified in Section 2.6(c) hereof; and

                        (e) Purchaser shall have paid to Seller the Purchase Price in immediately available funds.

                                 ARTICLE VII

                           TERMINATION AND AMENDMENT

                  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

                        (a) mutual written consent of Seller and Purchaser;

                        (b) either Seller or Purchaser, at any time if such party itself is not then in material breach of any of its covenants, agreements or other obligations contained in this Agreement, if the other is in material breach or default of any of its covenants, agreements or other obligations herein, which breach has not been waived by the terminating party and remains uncured for a period of thirty (30) days after such other party's receipt of written notice of such breach; provided, however, that if such breach cannot reasonably be cured within 30 days and the breaching party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 7.1(b);

                        (c) either Seller or Purchaser, if the Closing shall not have occurred on or before May 15, 2004;

                        (d) either Seller or Purchaser, if a competent Governmental Entity shall have denied a Required Consent that must be issued by it in order to consummate the transactions contemplated hereby or issued a ruling, order or injunction, or taken any other action which, in any such case, permanently restrains, enjoins, prohibits or prevents consummation of the transactions contemplated hereby and such denial, ruling, order, injunction or other action shall have become final and non-appealable; provided, however, that (i) the right to terminate this Agreement under this
Section 7.1(d) shall not be available to a terminating party if the terminating party has failed to perform in all material respects its obligations under Section 5.3 hereof and such failure has been the cause of, materially contributes to or results in, the issuance by the Governmental Entity of such denial, ruling, order, injunction or other action; and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall have used its reasonable commercial efforts to remove such denial, ruling, order, injunction or other action in all material respects in accordance with Section 5.3 hereof;

                        (e) Seller, if the Federal Trade Commission or Department of Justice, as the case may be, expresses material reservations regarding the approval of Purchaser in connection with the consummation of the transactions contemplated hereby; provided, however, that Seller shall have used reasonable commercial best efforts in all material respects in accordance with Section 5.3 hereof to obtain approval by the Federal Trade Commission or Department of Justice, as the case may be, in connection with the consummation of the transactions contemplated hereby;

                        (f) either Seller or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained herein), if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the other party which has rendered the satisfaction of any conditions contained in Article VI hereof impossible, such violation or breach has not been waived by the terminating party, and the breach has not been cured within 30 days following the terminating party's written notice of such breach; provided, however, that if such breach cannot reasonably be cured within 30 days and the breaching party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 7.1(f); or

                        (g) Seller, if Purchaser shall not have within three Business Days following the date on which the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2 hereof occur (other than those conditions which, by their nature, can only be satisfied at Closing) sufficient cash in immediately available funds to pay the Purchase Price and all other amounts payable by Purchaser at the Closing or otherwise refuses or fails to close the transactions contemplated hereby.

                  Section 7.2 Effect of Termination. Each party's right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise under applicable Law, and the exercise of such right of termination will not be an exclusive election of remedies. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Article IX and Sections 5.2(b), 7.2, 7.5 and 7.6 hereof; provided, however, that nothing contained in this Section 7.2 shall relieve either party to this Agreement from liability to the other party for any breach of this Agreement. In the event this Agreement is terminated pursuant to Section 7.1, Purchaser will redeliver all documents, work papers and other materials of Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, in accordance with the terms of the Non-Disclosure Agreement. In addition, Purchaser will take any and all steps reasonably required to return, if necessary, any Licenses to the name of Seller and correct the records of any Governmental Entity accordingly.

                  Section 7.3 Amendment. This Agreement may be amended or modified at any time by Seller and Purchaser, but only by an instrument in writing signed by or on behalf of each of Seller and Purchaser.

                  Section 7.4 Extension; Waiver. At any time prior to the Closing, either party hereto may (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

                  Section 7.5 Termination Payment. (a) In the event that this Agreement is terminated by Seller pursuant to Sections 7.1(b), 7.1(f) or 7.1(g), the parties shall cause the Purchase Price Escrow Agent to release the Purchase Price Escrow Amount to Seller.

                        (b) In the event that this Agreement is terminated or the transaction fails to close for any other reason, the parties shall, promptly following the termination of this Agreement, cause the Purchase Price Escrow Agent to release the Purchase Price Escrow Amount to Purchaser. In no event shall any party be liable for any punitive or consequential damages that may be imposed on or otherwise incurred or suffered by the specified person.

                                 ARTICLE VIII

                           SURVIVAL; INDEMNIFICATION

                  Section 8.1 Survival Period. The representations and warranties of the parties contained in Articles III and IV hereof shall survive the Closing until the first anniversary of the Closing Date except that Seller's representations and warranties contained in Sections 3.1, 3.2, 3.11, 3.12 and 3.14 and Purchaser's representations and warranties contained in Sections 4.1 and 4.2 shall survive for ninety (90) days following the expiration of the applicable statue of limitations, and the representations and warranties set forth in Section 3.7(a) shall survive indefinitely. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the "Survival Period" with respect to such representation or warranty. The parties intend to shorten the statute of limitations (except with respect to the specific representations and warranties enumerated in the first sentence of this Section 8.1) and agree that no claims may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation and warranty. The covenants and agreements of the parties hereto contained herein shall survive in accordance with their respective terms.

                  Section 8.2 Indemnification. Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the
Closing:

                        (a) Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, each of their respective directors, officers, equity holders, partners and employees and their heirs, successors and assigns (collectively, the "Purchaser Indemnified Parties") on a net, after Tax basis, from and against loss, liability judgments, fines, claims, damages, assessments and any actual, out-of-pocket costs or expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") that are imposed on or suffered by Purchaser Indemnified Parties arising out of (i) any breach of, or inaccuracy in, any representation or warranty set forth in Article III hereof or any representation or warranty in any of the Related Instruments, provided, that in the case of a breach or inaccuracy of Sections 3.7(a) or 3.7(b) hereof, such breach or inaccuracy shall be deemed cured if Seller thereafter promptly transfers to Purchaser assets, rights or other interests which would cure such breach or inaccuracy in all material respects, (ii) a breach by Seller of any covenant or agreement of Seller set forth in this Agreement or any of the Related Instruments, (iii) the Excluded Assets, (iv) the Excluded Liabilities, (v) Purchaser's successful enforcement of any of its rights under this Agreement, (vi) except with respect to liabilities included in the calculation of the Proration Payment Amount, the ownership and use of the Conveyed Assets prior to the Closing Date, and (vii) any fire, act of God or natural disaster affecting the Conveyed Assets or the taking of any of the Conveyed Assets by a Governmental Entity by exercise of the power of eminent domain between the date hereof and the Closing Date.

                        (b) Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, each of their respective directors, officers, equity holders, partners and employees and their heirs, successors and assigns (collectively, the "Seller Indemnified Parties"), on a net, after-Tax basis, from and against any Losses that are imposed on the Seller Indemnified Parties arising out of (i) any breach of, or inaccuracy in, any representation or warranty set forth in Article IV hereof or any representation or warranty in any of the Related Instruments (if any),
(ii) a breach by Purchaser of any covenant or agreement of Purchaser set forth in this Agreement or any of the Related Instruments, (iii) the Conveyed Assets from and after the Closing Date, (iv) the Assumed Liabilities and (v) Seller's successful enforcement of any of its rights under this Agreement.

                        (c) All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

                  Section 8.3 Indemnification Procedures. (a) All claims for indemnification by any party entitled to indemnification under this Article VIII (an "Indemnified Party") based on or arising from a third party claim shall be asserted and resolved as set forth in this Section 8.3. In the event that any claim or demand by a third party for which a party hereto (the "Indemnifying Party") may be required to indemnify the Indemnified Party hereunder (a "Claim") is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable, but in no event more than 10 days following such Indemnified Party's receipt of notice of such Claim, notify the Indemnifying Party in writing of such Claim, and such notice shall specify (to the extent known) in reasonable detail the amount of such claim and any relevant facts and circumstances relating thereto (the "Claim Notice"); provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances shall not constitute a waiver of any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby.

                        (b) The Indemnifying Party shall have thirty (30) days from delivery of the Claim Notice to notify the Indemnified Party whether or not the Indemnifying Party elects to defend the Indemnified Party against such Claim; provided, however, that an election by the Indemnifying Party during such thirty-day period not to defend the Indemnified Party against such Claim shall not preclude the Indemnifying Party from electing to defend, or participate in the defense of, the Indemnified Party from such Claim at a later time; and provided, further, that any election by the Indemnifying Party to defend a Claim shall not be construed to be an admission as to liability for indemnification hereunder.

                        (c) In the event that the Indemnifying Party notifies the Indemnified Party that it desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. All costs and expenses incurred by the Indemnifying Party in defending against such Claim shall be borne by the Indemnifying Party. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle, admit or in any other way materially prejudice a Claim which is indemnifiable hereunder by the Indemnifying Party without the written consent of the Indemnifying Party. The Indemnifying Party may not without the written consent of the Indemnified Party settle or compromise any action or consent to the entry of any judgment; provided, however, that the Indemnifying Party may settle or compromise any action if such settlement or compromise provides for an unconditional release of the Indemnified Party and the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

                        (d) If the Indemnifying Party either does not respond to the Claim Notice within the required ten day period or elects not to defend the Indemnified Party against such Claim, then the Indemnified Party may defend such Claim by appropriate proceedings and in such case shall control the defense of such Claim and the Indemnifying Party will be bound by any determination made by a court or arbitrator with respect to such Claim or the terms and conditions of any compromise or settlement effected by the Indemnified Party; provided, however, that the Indemnifying Party shall have the right to consent to the counsel chosen to represent the Indemnified Party in such defense, which consent shall not be unreasonably withheld. In such case, the Indemnified Party may not without the written consent of the Indemnifying Party settle or compromise such action or consent to the entry of any judgment. The Indemnified Party shall cooperate with the Indemnifying Party, including giving the Indemnifying Party and its counsel reasonable access to the personnel, business records and other documents relating to the defense of such Claim and permitting consultations with the counsel and other advisors of the Indemnified Party.

                        (e) Notwithstanding anything to the contrary contained in this Agreement, in the event that any fact, event or circumstance which results in an adjustment to the Purchase Price (including in calculating the Post-Closing Adjustment) would also constitute a breach or inaccuracy of any of Seller's representations, warranties, covenants or agreements under this Agreement, Seller shall have no obligation to indemnify any Purchaser Indemnified Party with respect to such breach or inaccuracy.

                  Section 8.4 Limitation of Liability. (a) Notwithstanding anything in this Agreement to the contrary, the liability of the Indemnifying Party to indemnify any Indemnified Party against any Losses with respect to a Claim shall be limited to claims for indemnification with respect to which the Indemnified Party has given to the Indemnifying Party a Claim Notice within the applicable Survival Period as set forth in Section 8.1.

                        (b) (1) In no event shall Seller be liable for indemnification pursuant to clauses (i) through (vi) of Section 8.2(a) unless and until the aggregate of all Losses set forth in clauses (i) through (vi) of
Section 8.2(a) (except for Taxes, which shall not be subject to any limitation) which are incurred or suffered by the Purchaser Indemnified Parties exceeds $500,000, in which case the Purchaser Indemnified Parties shall only be entitled to indemnification for such Losses in excess of such amount; and (2) in no event shall Seller be liable for indemnification pursuant to clause (vii) of Section 8.2(a) unless and until the aggregate of all Losses set forth in clause (vii) of Section 8.2(a) which are incurred or suffered by the Purchaser Indemnified Parties exceeds $100,000, in which case the Purchaser Indemnified Parties shall only be entitled to indemnification for such Losses in excess of such amount; provided, that Seller shall not be required to make payments for indemnification pursuant to Section 8.2(a) in an aggregate amount in excess of $20,000,000, except in the case of fraud.

                        (c) Notwithstanding anything to the contrary in this Agreement, no party to this Agreement shall be liable for any Losses to the extent that the Losses suffered by the Indemnified Party result from any improper or tortious act or omission by the Indemnified Party or its Subsidiaries, directors, officers, equity holders, partners, employees and their heirs, successors or assigns or to the extent that the Indemnified Party or its Subsidiaries, directors, officers, equity holders, partners, employees and their heirs, successors or assigns fail to take reasonable and prudent action to mitigate any Losses.

                        (d) In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses shall not be duplicative of any other Loss for which an indemnification claim has been made and shall be computed net of (i) payments actually or reasonably expected to be recovered by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any Tax benefit receivable by the Indemnified Party with respect to such Losses.

                        (e) For purposes of this Article VIII, an event or occurrence shall be deemed "material" or a "Material Adverse Effect" (as such terms are used in any representation or warranty contained in Articles III or
IV) shall be deemed to have occurred, if the aggregate of all Losses related to any such representation or warranty shall exceed $100,000.

                  Section 8.5 Other Matters. (a) From and after the Closing, Seller and Purchaser (and, by accepting the benefits under this Agreement, each Purchaser Indemnified Party and Seller Indemnified Party) agree, to the fullest extent permitted by applicable Law, that, with respect to this Agreement, the Related Instruments, the Conveyed Assets, the Business and the Assumed Liabilities: (i) none of Seller or its Affiliates, or any of their respective directors, officers, employees, equity holders, partners, successors, assigns, Affiliates, agents, advisors or representatives or their heirs, shall have any liability or responsibility whatsoever to Purchaser or any of its Affiliates, or any of their respective directors, officers, equity holders (except to the extent of distributions from Seller), partners, employees, Affiliates, successors, assigns, agents, advisors or representatives or their heirs, except that the foregoing limitation shall not apply with respect to Seller to the extent Seller has liability to Purchaser for fraud or for indemnification to Purchaser Indemnified Parties pursuant to the terms and conditions of this Article VIII or to the extent Purchaser has obtained a decree of specific performance to enforce its right pursuant to
Section 9.16 hereof and, provided further, that such limitations shall not relieve equity holders or partners to the extent they receive a distribution from Seller; and (ii) none of Purchaser or its Affiliates, or any of their respective directors, officers, employees, equity holders, partners, successors, assigns, Affiliates, agents, advisors or representatives or their heirs, shall have any liability or responsibility whatsoever to Seller or any of its Affiliates, or any of their respective directors, officers, equity holders, partners, employees, Affiliates, successors, assigns, agents, advisors or representatives or their heirs, except that the foregoing limitation shall not apply with respect to Purchaser to the extent Purchaser has liability for indemnification to Seller Indemnified Parties pursuant to the terms and condition of this Article VIII; provided, however, that the foregoing shall not apply with respect to information which is deemed by this Agreement to be "Evaluation Material" under the Non-Disclosure Agreement, such information being subject to all of the rights and remedies available to Seller thereunder. Each party hereto (and, by accepting the benefits under this Agreement, each Purchaser Indemnified Party and Seller Indemnified Party) hereby waives all statutory, common law and other claims with respect thereto. Without limiting the generality of the foregoing, Purchaser (and, by accepting the benefits under this Agreement, each Purchaser Indemnified Party) agrees that with respect to any Losses or other losses and damages under any Environmental Law that may be incurred by any Purchaser Indemnified Party, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of the Purchaser Indemnified Parties, and Purchaser (and, by accepting the benefits under this Agreement, each Purchaser Indemnified Party) hereby waives and relinquishes, on behalf of itself and the other Purchaser Indemnified Parties and their respective Affiliates, and each of their respective directors, officers, employees, equity holders, partners, successors, assigns, Affiliates, agents, advisors or representatives and heirs, any and all rights, claims, or remedies such Person may have under any Environmental Laws, as presently in force or hereafter enacted, promulgated, or amended (including, without limitation, under the Comprehensive Environmental Response Compensation and Liability Act, or any similar state or local Law) or at common law.

                        (b) Notwithstanding anything to the contrary contained in this Agreement or otherwise, there shall be no indemnification pursuant to this Agreement by Seller or Purchaser for any special, incidental, punitive, consequential or similar damages (including damages for lost profits).

                        (c) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article VIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or its Affiliates may have against any other Persons with respect to the subject matter underlying such claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the Indemnified Party or its Affiliates may have.

                        (d) At the Closing, the Purchaser shall deliver the Indemnification Escrow Amount to the Escrow Agent in accordance with Section 2.3(b) hereof (the "Indemnification Escrow Fund"), to be managed pursuant to the Indemnification Escrow Agreement. The Indemnification Escrow Fund shall be disbursed as follows, subject to certain set aside rights: (i) to the Purchaser to pay for any Post-Closing Adjustment owed to the Purchaser pursuant to Section 2.4, (ii) to the Purchaser to pay for Losses any Purchaser Indemnified Party is entitled to be indemnified for pursuant to this Article VIII, (iii) upon payment of any Post-Closing Adjustment, the amount in the Indemnification Escrow Fund in excess of $4,000,000 shall be disbursed to Seller, (iv) upon expiration of the six month anniversary of the Closing Date, the amount in the Indemnification Escrow Fund in excess of $2,000,000 shall be disbursed to the Seller and (v) upon expiration of the one-year anniversary of the Closing Date, the remaining amount in the Indemnification Escrow Fund shall be disbursed to the Seller.

                                  ARTICLE IX

                                 MISCELLANEOUS

                  Section 9.1 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement or the Related Instruments shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows (or to such other address which has been delivered in accordance with this Section 9.1):

                        (a) if to Seller, to each of:

                            RCN Telecom Services, Inc.
                            c/o RCN Corporation
                            105 Carnegie Center
                            Princeton, NJ 08540-6215
                            Telephone:  (609) 734-3806
                            Facsimile:  (609) 734-3830
                            Attention:  Terry Wingfield, Jr.

                            and

                            RCN Telecom Services, Inc.
                            c/o RCN Corporation
                            105 Carnegie Center
                            Princeton, NJ 08540-6215
                            Telephone:  (609) 734-3806
                            Facsimile:  (609) 734-3830
                            Attention:  Michael Adams

                            with a copy to:

                            Skadden, Arps, Slate, Meagher & Flom LLP
                            Four Times Square
                            New York, New York  10036
                            Telephone: (212) 735-3000
                            Facsimile:  (212) 735-2000
                            Attention:  Howard L. Ellin

                        (b) if to Purchaser, to:

                            Susquehanna Cable Co.
                            Attn: James D. Munchel
                            140 E. Market St.
                            York, PA  17401
                            Telephone:  (717) 852-2548
                            Facsimile:   (717) 852-2148

                            with a copy to:

                            Susquehanna Cable Co.
                            Attn: Craig W. Bremer
                            140 E. Market St.
                            York, PA 17401
                            Telephone:  (717) 852-2305
                            Facsimile:   (717)771-1440

                  Section 9.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  Section 9.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

                  Section 9.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Seller Disclosure Schedule, the Related Instruments and the Non-Disclosure Agreement constitute the entire agreement of the parties hereto, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  Section 9.5 Fees and Expenses. Regardless of whether or not the transactions contemplated by this Agreement are consummated, except as otherwise provided herein, each party shall bear its own fees and expenses incurred in connection with the negotiation and execution of this Agreement and the Related Instruments.

                  Section 9.6 Governing Law. This Agreement shall be governed by the Laws of the State of New York (regardless of the Laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including matters of validity, construction, effect, performance and remedies. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9.1, such service to become effective ten (10) days after such mailing.

                  Section 9.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATED INSTRUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by either of the parties hereto, in whole or in part, without the prior written consent of the other party, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that, without the consent of Purchaser, Seller may (in whole or in part) transfer, assign and delegate its rights, interests and obligations hereunder to one or more Affiliates of Seller, provided that Seller remains liable for its obligations hereunder; and provided, further, that, without the consent of Seller, Purchaser may (in whole or in part), either prior to any filing with a Governmental Entity with respect to a Required Consent or following the Closing Date, transfer, assign and delegate its rights, interests and obligations hereunder to one or more Affiliates of Purchaser, provided that Purchaser remains liable for its obligations hereunder.

                  Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  Section 9.10 Interpretation. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  Section 9.11 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

                  Section 9.12 Payments. Unless otherwise provided herein, all payments required to be made pursuant to this Agreement shall be made in U.S. dollars in the form of cash or by wire transfer of immediately available funds to an account designated by the party receiving such payment.

                  Section 9.13 Bulk Sales Laws. Purchaser waives compliance by Seller with any bulk sales or similar Laws applicable to the transactions contemplated hereby. If any creditor of Seller is entitled to the benefit of any bulk sales Laws as against Purchaser or any of the Conveyed Assets transferred by Seller to Purchaser pursuant to this Agreement, Seller shall immediately satisfy such claim in full or undertake its defense at Seller's expense.

                  Section 9.14 Disclosure. Any matter disclosed in any section of the Seller Disclosure Schedule shall be considered disclosed with respect to each other section of the Seller Disclosure Schedule and with respect to each of the representations and warranties contained in Article III hereof.

                  Section 9.15 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights. The waiver by any party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

                  Section 9.16 Specific Performance. The parties acknowledge the unique nature of the transactions contemplated by this Agreement, and that, in the event of a breach hereof by Seller, monetary damages will be an inadequate remedy, and that in addition to any other remedies available pursuant hereto, or at law or equity, Purchaser shall have the right to seek a decree of specific performance to enforce its rights under this Agreement.

                  Section 9.17 Disclosure of Tax Treatment. Notwithstanding anything to the contrary in this Agreement or any Related Instrument, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction beginning on the earlier of (i) the date of the public announcement of discussions relating to the transaction, (ii) the date of public announcement of the transaction, or (iii) the date of the execution of an agreement (with or without conditions) to enter into the transaction, provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party or any information that could lead another to determine the identity of any party) or any other information to the extent that such disclosure could result in a violation of any federal or state securities Law.


                  IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

                                          RCN TELECOM SERVICES, INC.


                                          By: /s/Michael A. Adams
                                          Name:  Michael A. Adams
                                          Title: Chief Strategy Officer


                                          SUSQUEHANNA CABLE CO.


                                          By: /s/James D. Munchel
                                          Name:  James D. Munchel
                                          Title: President